EXHIBIT 10.2

CREDIT AGREEMENT

dated as of May 27, 2004

among

INFRASTRUX GROUP, INC.,

PUGET ENERGY, INC.,

VARIOUS FINANCIAL INSTITUTIONS

UNION BANK OF CALIFORNIA, N.A.,
as Administrative Agent, Co-Lead Arranger, LC Issuer and Sole Book Runner,

CITIGROUP GLOBAL MARKETS INC.,
as Co-Lead Arranger and Syndication Agent,

and

JP MORGAN CHASE BANK, KEYBANK NATIONAL ASSOCIATION
and WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

Table of Contents

ARTICLE 1 DEFINITIONS
1.1	Defined Terms
1.2	Terms Generally
1.3	Accounting Terms
ARTICLE 2 THE CREDITS
2.1	Facility
2.2	Advances
2.3	Method of Borrowing
2.4	Fees; Reductions in Aggregate Commitment
2.5	Minimum Amount of Each Advance; Limitation on Eurodollar Advances
2.6	Optional Principal Payments
2.7	Changes in Interest Rate, etc.
2.8	Rates Applicable After Default
2.9	Method of Payment
2.10	Noteless Agreement; Evidence of Indebtedness
2.11	Telephonic Notices
2.12	Interest Payment Dates; Interest and Fee Basis
2.13	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions
2.14	Lending Installations
2.15	Non-Receipt of Funds by Administrative Agent
2.16	Facility LCs
2.17	Extension of Facility Termination Date
ARTICLE 3 YIELD PROTECTION; TAXES
3.1	Yield Protection
3.2	Changes in Capital Adequacy Regulations
3.3	Availability of Types of Advances
3.4	Funding Indemnification
3.5	Taxes
3.6	Statements; Survival of Indemnity
3.7	Replacement of Affected Lender
ARTICLE 4 CONDITIONS PRECEDENT
4.1	Effectiveness
4.2	Each Credit Extension
ARTICLE 5 REPRESENTATIONS AND WARRANTIES
5.1	Corporate Existence, etc
5.2	Litigation and Contingent Obligations
5.3	No Breach
5.4	Corporate Action
5.5	Approvals
5.6	Use of Proceeds
5.7	ERISA
5.8	Taxes
5.9	Public Utility Holding Company Act
5.10	Material Adverse Change
5.11	Financial Statements
5.12	Environmental Matters
5.13	Investment Company Act
5.14	Subsidiaries
5.15	Accuracy of Information
5.16	Compliance with Laws, Etc
5.17	Insurance
5.18	Properties
ARTICLE 6 COVENANTS
6.1	Preservation of Existence and Business
6.2	Preservation of Property
6.3	Payment of Obligations
6.4	Compliance with Applicable Laws and Contracts
6.5	Preservation of Loan Document Enforceability
6.6	Insurance
6.7	Use of Proceeds
6.8	Visits, Inspections and Discussions
6.9	Information to Be Furnished
6.10	Liens
6.11	Debt to Capitalization Ratio
6.12	Minimum Interest Coverage Ratio
6.13	Merger
6.14	Sales of Property
6.15	Transactions with Affiliates
6.16	PSE Dividends
6.17	Additional Subsidiary Guarantors
ARTICLE 7 DEFAULTS
ARTICLE 8 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1	Acceleration
8.2	Amendments
8.3	Preservation of Rights
ARTICLE 9 GENERAL PROVISIONS
9.1	Survival of Representations
9.2	Governmental Regulation
9.3	Headings
9.4	Entire Agreement
9.5	Several Obligations; Benefits of this Agreement
9.6	Expenses; Indemnification
9.7	Numbers of Documents
9.8	Severability of Provisions
9.9	Nonliability of Lenders
9.10	Confidentiality
9.11	Non-Reliance
9.12	Disclosure
9.13	Counterparts
ARTICLE 10 THE ADMINISTRATIVE AGENT
10.1	Appointment; Nature of Relationship
10.2	Powers
10.3	General Immunity
10.4	No Responsibility for Loans, Recitals, etc
10.5	Action on Instructions of Lenders
10.6	Employment of Agents and Counsel
10.7	Reliance on Documents; Counsel
10.8	Administrative Agent's Reimbursement and Indemnification
10.9	Notice of Default
10.10	Rights as Lender
10.11	Lender Credit Decision
10.12	Successor Administrative Agent
10.13	Administrative Agent's Fee
10.14	Delegation to Affiliates
10.15	Other Agents
ARTICLE 11 SETOFF; PAYMENTS
11.1	Setoff
11.2	Ratable Payments
ARTICLE 12 BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1	Successors and Assigns
12.2	Participations
12.3	Assignments
12.4	Tax Treatment
ARTICLE 13 NOTICES
13.1	Notices
13.2	Change of Address
ARTICLE 14 CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
14.1	CHOICE OF LAW
14.2	CONSENT TO JURISDICTION
14.3	WAIVER OF JURY TRIAL

Schedule 1:	Pricing Schedule
Schedule 2:	Commitments
Schedule 5.2:	Litigation and Contingent Obligations
Schedule 5.11:	Financial Statements
Schedule 5.14:	Subsidiaries
Schedule 6.10:	Existing Liens

Exhibit A:	Promissory Note
Exhibit B:	Borrowing Notice
Exhibit C:	Conversion/Continuation Notice
Exhibit D:	Compliance Certificate
Exhibit E:	Assignment and Assumption

CREDIT AGREEMENT

        This Credit Agreement dated as of May 27, 2004 is among InfrastruX Group, Inc., a Washington corporation, Puget Energy, Inc., a Washington corporation, the Lenders, and Union Bank of California, N.A., a national banking association having its principal office in San Francisco, California, as LC Issuer and as Administrative Agent. The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

        1.1    Defined Terms.  As used in this Agreement:

        “Administrative Agent” means UBOC in its capacity as contractual representative of the Lenders pursuant to Article 10, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 10.

        “Advance” means a borrowing hereunder (i) made by all of the Lenders on the same Borrowing Date, or (ii) converted or continued by all of the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

        “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

        “Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

        “Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposures of all the Lenders.

      “Agreement” means this Credit Agreement.

        “Agreement Accounting Principles” means generally accepted accounting principles in the United States as in effect from time to time.

        “Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Reference Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 0.5% per annum.

        “Applicable Commitment Fee Rate” means the applicable percentage rate per annum determined from time to time in accordance with the Pricing Schedule.

        “Applicable Eurodollar Margin” means, with respect to Eurodollar Advances, the applicable percentage rate per annum determined from time to time in accordance with the Pricing Schedule.

        “Applicable LC Fee Rate” means, the applicable percentage rate per annum determined from time to time in accordance with the Pricing Schedule.

        “Arrangers” means, collectively, (i) UBOC, in its capacity as Co-Lead Arranger and Sole Book Runner, and (ii) Citigroup Global Markets Inc., a New York corporation, in its capacity as Co-Lead Arranger.

        “Article” means an article of this Agreement unless another document is specifically referenced.

        “Authorized Officer” means any of the President, the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer of the Borrower, acting singly, or any of the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President or the Assistant Treasurer of Puget Energy, acting singly. Unless the context otherwise requires, the term “Authorized Officer” shall refer to an Authorized Officer of the Borrower.

        “Benefit Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Puget Energy or any member of the Controlled Group may have any liability.

        “Borrower” means InfrastruX Group, Inc., a Washington corporation.

        “Borrowing Date” means a date on which an Advance is made hereunder.

      “Borrowing Notice” is defined in Section 2.2.3.

        “Business Day” means (i) with respect to any borrowing or payment of, or rate selection for, Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Los Angeles and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in U.S. dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Los Angeles for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

        “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

        “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

        “Change” is defined in Section 3.2.

        “Change in Control” means: (i) the acquisition, directly or indirectly, by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 20% or more (by number of votes) of the outstanding shares of voting stock of Puget Energy; (ii) the cessation of Puget Energy to own, directly or indirectly, free and clear of all Liens and other encumbrances, 100% of the outstanding shares of voting stock of PSE on a fully diluted basis; or (iii) the cessation of Puget Energy to own, directly or indirectly, free and clear of all Liens and other encumbrances, 75% or more of the outstanding shares of voting stock of the Borrower on a fully diluted basis.

        “Closing Date” means the date on which this Agreement becomes effective pursuant to Section 4.1.

        “Code” means the Internal Revenue Code of 1986.

        “Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and to participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth opposite such Lender’s name on Schedule 2 or as set forth in any Lender Assignment relating to any assignment that has become effective pursuant to Section 12.3.3, as such amount may be modified from time to time pursuant to the terms hereof.

      “Commitment Fee” is defined in Section 2.4.1.

        “Consolidated Indebtedness” means at any time all Indebtedness of Puget Energy and its Subsidiaries calculated on a consolidated basis as of such time.

        “Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, application for a Letter of Credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

        “Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with Puget Energy or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

        “Conversion/Continuation Notice” is defined in Section 2.2.4.

        “Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

        “Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

        “Credit Parties” means the Borrower and the Guarantors.

        “Default” means an event described in Article 7.

        “EBITDA” means, for Puget Energy and its Subsidiaries on a consolidated basis for any period, the total of: (i) “Income before Interest Charges” as reported in Puget Energy’s financial statements, plus (ii) federal income taxes for such period to the extent included in the determination of such Income before Interest Charges, plus (iii) depreciation, depletion and amortization expense, plus (iv) non-cash losses included in the determination of such Income before Interest Charges, minus (v) non-cash gains included in the determination of such Income before Interest Charges.

        “Environmental Laws” means any and all federal, state, local and foreign laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into or onto surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

        “ERISA” means the Employee Retirement Income Security Act of 1974 and any rule or regulation issued thereunder.

        “ERISA Affiliate” means, with respect to any Person, any other Person, including a Subsidiary or other Affiliate of such first Person, that is a member of any group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code of which such first Person is a member.

        “Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.8, bears interest by reference to the Eurodollar Rate.

        “Eurodollar Base Rate” means, with respect to a Eurodollar Loan for the relevant Interest Period, the applicable British Bankers Association Libor Rate for deposits in U.S. dollars appearing on page 3750 of the Moneyline Telerate screen as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period; provided that (i) if page 3750 of the Moneyline Telerate screen is not available to the Administrative Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers Association Libor Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers Association Libor Rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which UBOC or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of UBOC’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

        “Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.8, bears interest by reference to the Eurodollar Rate.

        “Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (i) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

        “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall pre-tax net or gross income, and franchise taxes imposed on it by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located; provided that any withholding taxes imposed by the United States of America on amounts payable by the Borrower under this Agreement or any other Loan Document shall not in any case be considered “Excluded Taxes.”

        “Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

      “Extension Request” is defined in Section 2.17.

        “Facility LC” is defined in Section 2.16.1.

        “Facility LC Application” is defined in Section 2.16.3.

        “Facility Termination Date” means June 15, 2007, any later date as may be specified as the Facility Termination Date in accordance with Section 2.17 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

        “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Los Angeles time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

        “Fee Letter” means the letter agreement dated May 27, 2004 between the Borrower and the Administrative Agent concerning up-front fees payable to the Lenders.

        “Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.8, bears interest by reference to the Alternate Base Rate.

        “Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.8, bears interest by reference to the Alternate Base Rate.

        “FRB” means the Board of Governors of the Federal Reserve System.

        “Governmental Approval” means any authorization, consent, approval, license or exception of, registration or filing with, or report or notice to, any governmental unit.

        “Guarantors” means Puget Energy and each Subsidiary of the Borrower.

        “Guaranty” means the Guaranty executed by the Guarantors in favor of the Lenders and the Administrative Agent and delivered thereto pursuant to this Agreement.

        “Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bankers’ acceptances, or other instruments, (v) obligations to purchase accounts, securities or other Property arising out of or in connection with the sale of the same or substantially similar accounts, securities or Property, (vi) Capitalized Lease Obligations, (vii) other obligations for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person, (viii) net liabilities under interest-rate swap, exchange, cap and other such agreements, (ix) Synthetic Lease Obligations (excluding any such obligations existing on the date hereof pursuant to PSE’s lease of two combustion turbines for its Fredonia 3 and 4 electric generating facility), (x) obligations in connection with other transactions (excluding any lease that is treated as an operating lease under Agreement Accounting Principles) which are the functional equivalent, or take the place, of borrowing but which do not constitute a liability on the consolidated balance sheet of such Person and (xi) Contingent Obligations; provided that, except for purposes of Section 7.5, the following shall not constitute “Indebtedness”: (a) obligations with respect to Trust Preferred Securities that are Subordinated; (b) obligations arising under Qualified Receivables Transactions; (c) obligations with respect to preferred stock of Puget Energy or PSE that is outstanding on the date hereof; and (d) obligations with respect to preferred stock of Puget Energy or PSE issued after the date hereof that is Subordinated.

        “Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Each Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter; provided that, if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, further that, if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

        “LC Fee” is defined in Section 2.16.4.

        “LC Fronting Fee” is defined in Section 2.16.4.

        “LC Issuer” means either UBOC or another Lender selected by the Borrower to be a second issuer of Facility LCs (or any Affiliate of either such Person designated thereby), in each case in its capacity as issuer of one or more Facility LCs hereunder, as selected by the Borrower in its sole discretion with respect to each Facility LC requested by the Borrower.

        “LC Obligations” means, at any time, the sum, without duplication, of (i) the maximum aggregate undrawn amount of all Facility LCs outstanding at such time, plus (ii) the aggregate unpaid amount of all Reimbursement Obligations at such time.

        “LC Payment Date” is defined in Section 2.16.5.

      “Lender Assignment” is defined in Section 12.3.1.

        “Lenders” means the lending institutions listed on the signature pages of this Agreement, including UBOC and a second Person, if any, in their capacities as LC Issuers.

        “Lending Installation” means, with respect to a Lender, an LC Issuer or the Administrative Agent, the office, branch or Affiliate of such Lender or LC Issuer or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or LC Issuer or the Administrative Agent pursuant to Section 2.14.

        “Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

        “Lien” means any lien (statutory or other), mortgage, security interest, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, preference, priority or other preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title-retention agreement).

        “Loan” means, with respect to a Lender, any loan made by such Lender pursuant to Section 2.2 (or in the case of a loan made pursuant to Section 2.2.4, any conversion or continuation thereof).

        “Loan Documents” means this Agreement, each Note issued pursuant to Section 2.10, each Facility LC Application, the Guaranty and the Fee Letter.

        “Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), operations or prospects of Puget Energy and its Subsidiaries taken as a whole or of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or Puget Energy to perform its obligations under the Loan Documents to which it is a party or (iii) the validity or enforceability of any of the Loan Documents with respect to and against any Credit Party.

      “Material Indebtedness” is defined in Section 7.5.

        “Modify” and “Modification” are defined in Section 2.16.1.

        “Multiemployer Benefit Plan” means a Benefit Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which Puget Energy or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

        “Net Worth” means Puget Energy’s consolidated shareholders’ equity.

        “Non-U.S. Lender” is defined in Section 3.5(iv).

        “Note” means a promissory note, substantially in the form of Exhibit A, issued at the request of a Lender pursuant to Section 2.10 to evidence its Loans.

        “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, either LC Issuer or any indemnified party arising under the Loan Documents.

      “Other Taxes” is defined in Section 3.5(ii).

        “Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

        “Participants” is defined in Section 12.2.1.

        “Payment Date” means the last day of each calendar quarter.

        “PBGC” means the Pension Benefit Guaranty Corporation.

        “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

        “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Puget Energy or any member of the Controlled Group may have any liability.

      “Pricing Schedule” means Schedule 1.

        “Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person (including equity interests in other Persons), and any and all other assets owned, leased or operated by such Person, including any interest in any of the foregoing.

        “Pro Rata Share” means, with respect to a Lender, a percentage equal to such Lender’s Commitment divided by the Aggregate Commitment.

        “PSE” means Puget Sound Energy, Inc., a Washington corporation.

        “Puget Energy” means Puget Energy, Inc., a Washington corporation.

        “PUHCA” means the Public Utility Holding Company Act of 1935 and any rule or regulation issued thereunder.

        “Purchasers” is defined in Section 12.3.1.

        “Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Puget Energy or any Subsidiary pursuant to which Puget Energy or any Subsidiary may sell, convey, pledge or otherwise transfer to a newly-formed Subsidiary or another special purpose entity, or any other Person, any accounts receivable (including chattel paper, instruments and general intangibles) or notes receivable and the rights and certain other property related thereto; provided that the Receivables Transaction Attributed Indebtedness incurred in all such transactions or series of transactions does not exceed $200,000,000 at any time outstanding. For the avoidance of doubt, the transactions contemplated by the Receivables Purchase Agreement dated as of December 23, 2002 by and among Rainier Receivables, Inc., PSE, as servicer, the purchasers party thereto from time to time and Bank One, NA, as agent, shall constitute a “Qualified Receivables Transaction.”

        “Receivables Transaction Attributed Indebtedness” means, with respect to any Qualified Receivables Transaction on any date of determination, the unrecovered purchase price on such date of all assets sold, conveyed, pledged or otherwise transferred by Puget Energy or any Subsidiary to the third-party conduit entity or other receivables credit provider under such Qualified Receivables Transaction.

        “Reference Rate” means the variable rate of interest per annum established by UBOC from time to time as its “reference rate.” Such “reference rate” is set by UBOC as a general reference rate of interest, taking into account such factors as UBOC may deem appropriate, it being understood that many of UBOC’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that UBOC may make various commercial or other loans at rates of interest having no relationship to such rate. For purposes of this Agreement, each change in the Reference Rate shall be effective as of the opening of business on the date announced as the effective date of any change in such “reference rate.”

        “Regulation D” means Regulation D of the FRB as from time to time in effect and any other regulation or official interpretation of the FRB relating to reserve requirements applicable to member banks of the Federal Reserve System.

        “Regulation U” means Regulation U of the FRB as from time to time in effect and any other regulation or official interpretation of the FRB relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

        “Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.16 to reimburse the LC Issuers for amounts paid by the LC Issuers in respect of any one or more drawings under Facility LCs.

        “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan excluding such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

        “Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure.

        “Reserve Requirement” means the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the FRB to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

      “Response Date” is defined in Section 2.17.

        “Risk-Based Capital Guidelines” is defined in Section 3.2.

        “Schedule” refers to a schedule to this Agreement, unless another document is specifically referenced.

        “SEC” means the Securities and Exchange Commission.

        “Section” means a numbered section of this Agreement, unless another document is specifically referenced.

        “Significant Subsidiary” means a “significant subsidiary” (as defined in Regulation S-X of the SEC) of Puget Energy.

        “Subordinated” means, with respect to any debt or equity securities or other instruments of any sort, that the principal or equivalent thereof is not required to be paid in whole or in part, and after the occurrence of any event of any type described in Section 7.6 or 7.7 cannot be paid in whole or in part, unless and until the Obligations (including the obligation to provide cash collateral pursuant to the last sentence of Section 2.16.1) have been paid in full and the Commitments have terminated.

        “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities of which having ordinary voting power shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests of which having ordinary voting power shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Puget Energy.

        “Substantial Portion” means, with respect to a Person and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of such Person and its Subsidiaries as would be shown in the consolidated financial statements of such Person and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of such Person and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

        “Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance-sheet or tax-retention lease or (ii) any other agreement (excluding any lease that is treated as an operating lease under Agreement Accounting Principles) for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but that, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

        “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

        “Total Capitalization” means, at any time, the sum of the following for Puget Energy and its Subsidiaries, determined on a consolidated basis in accordance with Agreement Accounting Principles (without duplication and excluding minority interests in Subsidiaries):

        (i)     Net Worth; plus

        (ii)     the aggregate obligations of PSE with respect to the Trust Preferred Securities; plus

        (iii)     the aggregate obligations of Puget Energy and PSE with respect to any preferred stock thereof, including any preferred stock subject to mandatory redemption; plus

        (iv)     the aggregate outstanding principal amount of all Consolidated Indebtedness.

        “Trust Preferred Securities” means (a) the outstanding principal amount of 8.4% Trust Preferred Securities due June 30, 2041 issued by PSE on May 24, 2001, (b) the outstanding principal amount of 8.231% Trust Preferred Securities due June 1, 2027 issued by PSE on June 6, 1997, and (c) the outstanding principal amount of other trust preferred securities of PSE that are similar in structure to those described in clauses (a) and (b).

        “Type” means with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

        “UBOC” means Union Bank of California, N.A., a national banking association.

        “Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

        “Wholly Owned Subsidiary” means, with respect to Puget Energy, (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by Puget Energy or one or more Wholly Owned Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

        1.2    Terms Generally.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes”and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restriction on such amendments, restatements, supplements or modifications set forth in any Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth in any Loan Document), (iii) the words “herein,”“hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) any reference herein to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, restated, replaced or otherwise modified from time to time, and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

        1.3    Accounting Terms.    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Agreement Accounting Principles; providedthat, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in Agreement Accounting Principles or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in Agreement Accounting Principles or the application thereof, then such provision shall be interpreted on the basis of Agreement Accounting Principles as in effect and applied immediately before the effective date of such change, until such notice is withdrawn or such provision is amended in accordance herewith.

ARTICLE 2
THE CREDITS

        2.1    Facility.    From and including the Closing Date to but excluding the Facility Termination Date, (a) each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Loans to the Borrower and (ii) participate in Facility LCs issued upon the request of the Borrower; and (b) each LC Issuer severally agrees to issue Facility LCs on the terms and conditions set forth in this Agreement.

2.1.1 Amount of Facility. In no event may the Aggregate Outstanding Credit Exposure exceed the Aggregate Commitment.

2.1.2 Availability of Facility. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow hereunder at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

2.1.3 Repayment of Facility. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date, except that the Borrower’s contingent reimbursement obligations in respect of any Facility LCs outstanding on the Facility Termination Date shall be secured in accordance with the last sentence of Section 2.16.1.

        2.2    Advances.

2.2.1 Advances. Each Advance hereunder shall consist of Loans made by the Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

2.2.2 Types of Advances. Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, as selected by the Borrower in accordance with Section 2.2.3.

2.2.3 Method of Selecting Types and Interest Periods for Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto, from time to time. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit B (a “Borrowing Notice”) not later than 10:00 a.m. (Los Angeles time) (a) on the Borrowing Date of each Floating Rate Advance and (b) at least three Business Days before the Borrowing Date of each Eurodollar Advance. A Borrowing Notice shall specify:

        (i)     the Borrowing Date, which shall be a Business Day, of such Advance;

        (ii)     the aggregate amount of such Advance;

        (iii)     the Type of Advance selected; and

        (iv)     in the case of each Eurodollar Advance, the Interest Period applicable thereto (which may not end after the scheduled Facility Termination Date).

2.2.4 Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are either converted into Eurodollar Advances in accordance with this Section 2.2.4 or are repaid in accordance with Section 2.6. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.6 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to Section 2.5, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit C (a “Conversion/Continuation Notice”) with respect to each conversion of a Floating Rate Advance into a Eurodollar Advance, or continuation of a Eurodollar Advance, not later than 10:00 a.m. (Los Angeles time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

        (i)     the requested date, which shall be a Business Day, of such conversion or continuation;

        (ii)     the aggregate amount and Type of the Advance which is to be converted or continued; and

        (iii)     the amount of the Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

        2.3    Method of Borrowing. Not later than 11:00 a.m. (Los Angeles time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Los Angeles to the Administrative Agent at its address specified pursuant to Article 13. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

        2.4    Fees; Reductions in Aggregate Commitment.

2.4.1 The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Commitment Fee Rate on the daily unused portion of the Aggregate Commitment (the “Commitment Fee”) from and including the date hereof to but excluding the Facility Termination Date, payable in arrears on each Payment Date and on the Facility Termination Date.

2.4.2 The Borrower agrees to pay to the Administrative Agent on the Closing Date, for the account of each Lender, an upfront fee as provided for in the Fee Letter.

2.4.3 The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum amount of $10,000,000 and higher integral multiples of $1,000,000, upon at least three Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued Commitment Fees shall be payable on the effective date of any termination of the Commitments in full.

        2.5    Minimum Amount of Each Advance; Limitation on Eurodollar Advances. Each Advance shall at all times (including after giving effect to any prepayment, conversion or continuation of all or part of an Advance) be in the amount of $1,000,000 or a higher integral multiple of $500,000. The Borrower shall not request a Eurodollar Advance if, after giving effect to the requested Eurodollar Advance, more than seven separate Eurodollar Advances would be outstanding.

        2.6    Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances or, in an aggregate amount of $1,000,000 or a higher integral multiple of $500,000, any portion of the outstanding Floating Rate Advances upon one Business Day’s prior notice to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances or, in an aggregate amount of $1,000,000 or a higher integral multiple of $500,000, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Administrative Agent.

        2.7    Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Floating Rate Advance is made or is converted from a Eurodollar Advance pursuant to Section 2.2.4 to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to Section 2.2.4, at the Alternate Base Rate for such day. Changes in the rate of interest applicable to each Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof, from and including the first day of each Interest Period applicable thereto to but excluding the last day of such Interest Period, at a rate per annum equal to the sum of the Eurodollar Rate for each day during such Interest Period plus the Applicable Eurodollar Margin.

        2.8    Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.2.3 or Section 2.2.4, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the Alternate Base Rate in effect from time to time plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus 2% per annum and (iii) the LC Fee shall be increased by 2% per annum; provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.

        2.9    Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 13, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 10:00 a.m. (Los Angeles time) on the date when due and shall (except in the case of Reimbursement Obligations for which either LC Issuer has not been fully indemnified by the Lenders, or as specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds as the Administrative Agent received at such Lender’s address specified pursuant to Article 13 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Each reference to the Administrative Agent in this Section 2.9 shall also be deemed to refer, and shall apply equally, to each LC Issuer, in the case of payments required to be made by the Borrower to such LC Issuer pursuant to 2.16.6.

        2.10    Noteless Agreement; Evidence of Indebtedness. (i) (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

        (ii)     The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

        (iii)     The entries made in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with the terms hereof.

        (iv)     Any Lender may request that its Loans be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by a Note payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

        2.11    Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, to effect selections of Types of Advances and to transfer funds based on telephonic notices made pursuant to the terms of this Agreement by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically to the Administrative Agent. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice, if such confirmation is requested by the Administrative Agent or any Lender, signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

        2.12    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, on any date on which such Floating Rate Advance is paid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Eurodollar Advance is paid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest, Commitment Fees, LC Fees and LC Fronting Fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest on Floating Rate Advances accruing at a rate based on the Reference Rate shall be computed on the basis of a 365- or 366-day year, as applicable. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 10:00 a.m. (Los Angeles time). If any payment of principal of or interest on an Advance or any payment of fees in connection herewith shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

        2.13    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice and repayment notice received by the Administrative Agent hereunder. Promptly after receipt of notice thereof from either LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender and the Borrower of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender and the Borrower prompt notice of each change in the Alternate Base Rate.

        2.14    Lending Installations. Each Lender may book its Loans and its participations in any LC Obligations, and each LC Issuer may book the Facility LCs issued thereby, at any Lending Installation selected by such Lender or LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation, and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article 13, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account payments under this Agreement are to be made.

        2.15    Non-Receipt of Funds by Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, Reimbursement Obligations, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment from the Administrative Agent shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available, together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of repayment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of repayment by the Borrower, the interest rate applicable to the relevant Loan.

        2.16    Facility LCs.

2.16.1 Issuance. Each LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC issued thereby (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that, immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $50,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than one year after the Facility Termination Date. If one or more Facility LCs are outstanding on the Facility Termination Date, the Borrower shall cause to be deposited with the Administrative Agent on or before such date cash collateral in the amount equal to the maximum aggregate amount then available to be drawn under such Facility LCs (or cash equivalents of such types and in such amounts as are reasonably satisfactory to the Administrative Agent), pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, to secure the Borrower’s contingent reimbursement obligations in respect of such Facility LCs.

2.16.2 Participations. Upon the issuance or Modification by either LC Issuer of a Facility LC in accordance with this Section 2.16, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to such Lender’s Pro Rata Share.

2.16.3 Notice. Subject to Section 2.16.1, the Borrower shall give each LC Issuer notice prior to 12:00 noon (local time of such LC Issuer) at least three Business Days prior to the proposed date of issuance or Modification of each Facility LC by such LC Issuer, specifying the beneficiary, the proposed date of issuance or Modification and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the applicable LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by an LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article 4 (the satisfaction of which such LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to such LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or other instruments and agreements relating to such Facility LC as such LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.16.4 LC Fees and LC Fronting Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable LC Fee Rate in effect from time to time on the maximum undrawn amount available under such Facility LC from time to time, such fee to be payable in arrears on each Payment Date (each such fee, an “LC Fee”). In addition to the LC Fee, with respect to each Facility LC issued by a particular LC Issuer, the Borrower shall pay to such LC Issuer for its own account (x) a fronting fee at the rate of 0.125% per annum on the maximum undrawn amount available under each such Facility LC from time to time, such fee to be payable in arrears on each Payment Date (each such fee, an “LC Fronting Fee”), and (y) documentary and processing charges in connection with the issuance or Modification of, and draws under, each such Facility LC in accordance with such LC Issuer’s standard schedule for such charges as in effect from time to time.

2.16.5 Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer of such Facility LC shall notify the Administrative Agent, and the Administrative Agent shall promptly notify the Borrower and each Lender, as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of each LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC issued by such LC Issuer in connection with each presentment thereunder shall be in conformity in all material respects with such Facility LC. Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of Facility LCs thereby as it does with respect to letters of credit in which no participations are granted, it being understood that, in the absence of any gross negligence or willful misconduct by such LC Issuer, each Lender shall be unconditionally and irrevocably liable, without regard to the occurrence of any Default or Unmatured Default or any condition precedent whatsoever, to reimburse such LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC issued thereby to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.16.6, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of such LC Issuer’s demand for such reimbursement (or, if such demand is made after 12:00 noon (local time of such LC Issuer) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annumequal to the Federal Funds Effective Rate for the first three days and, thereafter, to the rate applicable to Floating Rate Advances.

2.16.6 Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse each LC Issuer on or before the applicable LC Payment Date for any amounts paid or to be paid by such LC Issuer upon any drawing under any Facility LC issued thereby, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of such LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) such LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request for payment strictly complying with the terms and conditions of such Facility LC. All such amounts paid by either LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. Each LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by such LC Issuer from the Borrower for application in payment, in whole or in part, of any Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.16.5.

2.16.7 Obligations Absolute. The Borrower’s obligations under this Section 2.16 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against either LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuers and the Lenders that none of the LC Issuers or Lenders shall be responsible for, and no Reimbursement Obligation in respect of any Facility LC shall be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, (ii) any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to which any Facility LC may be transferred or (iii) any claims or defenses whatsoever of the Borrower or any of its Affiliates against the beneficiary of any Facility LC or any such transferee. Neither LC Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by any LC Issuer or Lender under or in connection with any Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put any LC Issuer or Lender under any liability to the Borrower. Nothing in this Section 2.16.7 is intended to limit the right of the Borrower to make a claim against either LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.16.6.

2.16.8 Actions of LC Issuer. Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, teletype or electronic message, statement, order or other document reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.16, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.16.9 Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, each LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims, damages, losses, liabilities, costs and expenses which such Lender or LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender or LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of, or payment or failure to pay under, any Facility LC or any actual or proposed use of any Facility LC, including any claims, damages, losses, liabilities, costs and expenses which either LC Issuer may incur by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to such LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender); provided that the Borrower shall not be required to indemnify any Lender or LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of such LC Issuer in determining whether a request for payment presented under any Facility LC issued thereby complied with the terms of such Facility LC, (y) such LC Issuer’s failure to pay under any such Facility LC after the presentation to it of such a request strictly complying with the terms and conditions of such Facility LC or (z) disputes, not involving the Borrower or any beneficiary of any Facility LC, solely among the Lenders, either LC Issuer and/or the Administrative Agent relating to a Facility LC. Nothing in this Section 2.16.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

2.16.10 Lenders’Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify each LC Issuer, its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any costs, expenses (including reasonable counsel fees and disbursements), claims, demands, actions, losses and liabilities (except such as result from such indemnitees’ gross negligence or willful misconduct or such LC Issuer’s failure to pay under any Facility LC issued thereby after the presentation to it of a request for payment strictly complying with the terms and conditions of such Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.16 or any action taken or omitted by such indemnitees hereunder.

2.16.11 Rights as Lender. In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.

        2.17    Extension of Facility Termination Date. The Borrower may request an extension of the Facility Termination Date by submitting a request for an extension to the Administrative Agent (an “Extension Request”) at least 30 days but no more than 60 days prior to each anniversary of the date of this Agreement. The Extension Request must specify the new Facility Termination Date requested by the Borrower and the date (which must be at least 10  days after the Extension Request is delivered to the Administrative Agent) as of which the Lenders must respond to the Extension Request (the “Response Date”). Promptly upon receipt of an Extension Request, the Administrative Agent shall notify each Lender of the contents thereof and shall request each Lender to respond to the Extension Request. Each Lender approving the Extension Request shall deliver its written consent no later than the Response Date. The response by each Lender to the Extension Request shall be in such Lender’s sole and absolute discretion. The failure of any Lender to respond to an Extension Request on or before the Response Date shall be deemed to be a refusal by such Lender to consent to the Extension Request. If the consent of each of the Lenders is received by the Administrative Agent (or, in the case of a non-consenting Lender or Lenders, such Lender or Lenders are replaced by the Borrower pursuant to Section 3.7 not later than five days prior to the existing Facility Termination Date and, at the time of such replacement, each replacement Lender consents to the Extension Request), the Facility Termination Date specified in the Extension Request shall become effective on the existing Facility Termination Date, and the Administrative Agent shall promptly notify the Borrower and each Lender of the new Facility Termination Date.

ARTICLE 3
YIELD PROTECTION; TAXES

        3.1   Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender, LC Issuer or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

        (i)     subjects any Lender, LC Issuer or applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender, LC Issuer or applicable Lending Installation in respect of its Eurodollar Loans, Facility LCs or participations therein, or

        (ii)     imposes, increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, LC Issuer or applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

        (iii)     imposes any other condition the result of which is to increase the cost to any Lender, LC Issuer or applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender, LC Issuer or applicable Lending Installation in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender, LC Issuer or applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest received by it, by an amount deemed material by such Lender or LC Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender, LC Issuer or applicable Lending Installation, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender, LC Issuer or applicable Lending Installation in connection with such Eurodollar Loans, Commitment, Facility LCs or participations therein then, within 15 days of demand by such Lender or LC Issuer, as the case may be, the Borrower shall pay such Lender or LC Issuer such additional amount or amounts as will compensate such Lender, LC Issuer or Lending Installation, as the case may be, for such increased cost or reduction in amount received.

        3.2    Changes in Capital Adequacy Regulations. If a Lender or LC Issuer determines that the amount of capital required or expected to be maintained by such Lender or LC Issuer, the Lending Installation of such Lender or LC Issuer or any corporation controlling such Lender or LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or LC Issuer, the Borrower shall pay such Lender or LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or LC Issuer reasonably determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or LC Issuer’s policies as to capital adequacy). The Administrative Agent agrees to notify the Borrower of any Change within 60 days after the Administrative Agent becomes aware of such Change. “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender, LC Issuer or Lending Installation or any corporation controlling any Lender or LC Issuer. “Risk-Based Capital Guidelines”means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules.

        3.3    Availability of Types of Advances. If (x) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or (y) prior to the first day of any applicable Interest Period, the Required Lenders determine that (i) deposits of a type and maturity appropriate to match-fund Eurodollar Loans are not available or (ii) the interest rate applicable to any Eurodollar Loans does not accurately reflect the cost of making or maintaining such Eurodollar Loans, then (a) in the case of clause (x) above, such Lender shall promptly notify the Borrower and the Administrative Agent and, so long as such circumstances shall continue, (i) such Lender shall have no obligation to make Eurodollar Loans or convert Floating Rate Loans into Eurodollar Loans (but shall make Floating Rate Loans concurrently with the making of or conversion into Eurodollar Loans by the Lenders which are not so affected, in each case in an amount equal to such Lender’s share of all Eurodollar Loans which would be made or converted into at such time in the absence of such circumstances) and (ii) on the last day of the current Interest Period for each Eurodollar Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then paid in full, automatically convert to a Floating Rate Loan, and (b) in the case of clause (y) above, the Administrative Agent shall suspend the availability of future Eurodollar Advances and any requested borrowing of, conversion into or continuation of a Eurodollar Advance shall instead be made as, remain or be converted into a Floating Rate Advance. Each Floating Rate Loan made pursuant to clause (a) above shall remain outstanding for the same period as the Eurodollar Advance of which such Floating Rate Loan would be a part absent the circumstances described in such clause (a).

        3.4    Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or if a Eurodollar Advance is not made on the date specified by the Borrower (including in the case of any continuation of or conversion into a Eurodollar Advance) for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

        3.5    Taxes. (i) (i) All payments by the Borrower to or for the account of any Lender or LC Issuer or the Administrative Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

        (ii)     In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

        (iii)     The Borrower hereby agrees to indemnify the Administrative Agent and each LC Issuer and Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such LC Issuer or Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto relating to this Agreement. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such LC Issuer or Lender makes demand therefor pursuant to Section 3.6.

        (iv)     Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, within 10 Business Days after the date of this Agreement, deliver to each of the Borrower and the Administrative Agent two duly completed copies of whichever of the following is applicable: (a) Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income-tax treaty to which the United States of America is a party; (b) Internal Revenue Service Form W-8ECI; (c) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code or a “controlled foreign corporation” as described in section 881(c)(3)(C) of the Code and (y) Internal Revenue Service Form W-8BEN; or (d) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including any change in a treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

        (v)     For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv) above (unless such failure is due to a change in a treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

        (vi)     Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

        (vii)     If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

        3.6    Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender or LC Issuer, as applicable, shall deliver a written statement thereof to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender or LC Issuer determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposits described in clause (ii) of the proviso contained in the definition of “Eurodollar Base Rate” in Section 1.1, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender or LC Issuer shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

        3.7    Replacement of Affected Lender. At any time any Lender (i) is affected by the circumstances described in Section 3.1, 3.2, 3.3 or 3.5 or (ii) does not consent to an Extension Request made pursuant to Section 2.17, the Borrower may replace such Lender as a party to this Agreement with one or more bank(s) or other financial institution(s) reasonably satisfactory to the Administrative Agent, such bank(s) or financial institution(s) to have a Commitment or Commitments, as the case may be, in such amounts as shall be reasonably satisfactory to the Administrative Agent (and upon notice from the Borrower such Lender shall assign, without recourse or warranty, its Commitment, its Loans, its Note and all of its other rights and obligations hereunder to such replacement bank(s) or other financial institution(s) for a purchase price equal to the sum of the principal amount of the Loans so assigned and, as applicable, all accrued and unpaid interest thereon, its share of all accrued and unpaid fees, any amounts payable under Section 3.4 as a result of such Lender receiving payment of any Eurodollar Loan prior to the end of an Interest Period therefor and all other obligations owed to such Lender hereunder).

ARTICLE 4
CONDITIONS PRECEDENT

        4.1    Effectiveness. This Agreement shall not become effective until the Borrower has paid, or made arrangements satisfactory to the Administrative Agent for payment of, all fees and other amounts payable by the Borrower to the Administrative Agent, the Arrangers and the Lenders on or before the Closing Date in connection with this Agreement (including, to the extent invoiced, out-of-pocket expenses of the Administrative Agent and the Arrangers) and furnished the Administrative Agent (with sufficient copies for the Lenders) each of the following, in form and substance satisfactory to the Administrative Agent:

        (i)     the bylaws, operating agreement or partnership agreement, or equivalent document, of each Credit Party, certified by a Person satisfactory to the Administrative Agent to be correct and complete and in full force and effect; the charter documents, articles of organization or statement of limited partnership, or equivalent document, of each Credit Party, certified by the appropriate government officer of such Credit Party’s jurisdiction of organization (provided that the charter documents of Puget Energy may be certified by the Secretary or an Assistant Secretary thereof); and a certificate of good standing for each Credit Party, to the extent available, from the appropriate government officer of such Credit Party’s jurisdiction of organization;

        (ii)     Board of Directors resolutions or other authorizing action satisfactory to the Administrative Agent for each Credit Party, in each case certified by a Secretary, Assistant Secretary or other Person satisfactory to the Administrative Agent, authorizing the execution, delivery and performance of the Loan Documents to which such Credit Party is to be a party;

        (iii)     an incumbency certificate for each Credit Party that is a corporation and for each corporation executing any Loan Document on behalf of a Credit Party, executed by the Secretary or Assistant Secretary of such Credit Party or corporation, which shall identify by name and title and bear the signatures of the officers of such Credit Party or corporation authorized to execute Loan Documents on behalf of such Credit Party or corporation (such officers being, in the case of the Borrower and Puget Energy, the Authorized Officers thereof), upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

        (iv)     certificates, signed by the Chief Financial Officer of the Borrower and the Chief Financial Officer of Puget Energy, stating that on the date of the effectiveness hereof no Default or Unmatured Default has occurred and is continuing and that the representations and warranties contained in Article 5 and, in the case of Puget Energy, in Section 5 of the Guaranty are true and correct on such date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case as of such earlier date;

        (v)     the Guaranty, duly executed by the Guarantors;

        (vi)     one or more written opinions of Perkins Coie LLP or other counsel for the Credit Parties, as to such matters as the Administrative Agent may reasonably request;

        (vii)     the Fee Letter and any Notes requested by Lenders pursuant to Section 2.10, payable to the order of such requesting Lenders, in each case duly executed by the Borrower;

        (viii)     such funds-transfer agreements, authorizations, instructions and related documents as the Administrative Agent may have reasonably requested, duly executed by the Borrower and/or other appropriate Persons;

        (ix)     evidence that the Credit Agreement dated as of June 29, 2001 among the Borrower, Puget Energy, various financial institutions, Bank One, NA, as administrative agent and letter of credit issuer, The Industrial Bank of Japan, Limited, as syndication agent, and KeyBank National Association, as documentation agent, has been, or concurrently with the Closing Date is being, terminated; and

        (x)     such other documents as the Administrative Agent or its counsel may have reasonably requested.

        4.2    Each Credit Extension. The Lenders and the LC Issuers shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:

        (i)     no Default or Unmatured Default exists or will result from such Credit Extension;

        (ii)     the representations and warranties contained in Article 5 hereof and in Section 5 of the Guaranty are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; and

        (iii)     all legal matters incident to the making of such Credit Extension are reasonably satisfactory to the Administrative Agent, the Lenders and their counsel.

Each Borrowing Notice with respect to an Advance and each request for issuance of a Facility LC shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. The Administrative Agent, at the request of any Lender, may require a duly completed compliance certificate in substantially the form of Exhibit D as a condition to making a Credit Extension.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

        Each of the Borrower and Puget Energy represents and warrants to the Lenders that:

        5.1    Corporate Existence, etc. The Borrower: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington; (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its Property and carry on its business as now being conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be expected have a Material Adverse Effect.

        5.2    Litigation and Contingent Obligations. There are not, in any court or before any referee or arbitrator of any kind or before or by any governmental body, any actions, suits or proceedings pending or, to Puget Energy’s knowledge, threatened (i) against or affecting Puget Energy or any Subsidiary or any of their respective businesses or properties except for actions, suits or proceedings (a) that exist as of the date of this Agreement and are disclosed in Puget Energy’s Annual Report on Form 10-K for the year ended December 31, 2003, in Puget Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 or on Schedule 5.2 or (b) that, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) which seek to prevent, enjoin or delay the making of any Credit Extension or (iii) affecting in an adverse manner the binding nature, validity or enforceability of any Loan Document. Other than any liability incident to any action, suit or proceeding described in subclause (i)(a) or (i)(b) of the foregoing sentence, neither Puget Energy nor any Subsidiary has any contingent obligations (including Contingent Obligations) that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect, except as disclosed in the reports or Schedule referred to in subclause (i)(a) of the preceding sentence. Since the date of this Agreement, there has been no change in the status of any action, suit, proceeding or contingent obligation disclosed in the reports or Schedule referred to in subclause (i)(a) of the first sentence of this Section that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

        5.3    No Breach. None of the execution and delivery of the Loan Documents to which the Borrower is a party, the consummation of the transactions therein contemplated or compliance with the terms and provisions thereof will (i) conflict with or result in a breach of, or require any consent under, the Articles of Incorporation or Bylaws of the Borrower, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which it is bound or to which it is subject, (ii) constitute a default under any such agreement or instrument or (iii) result in or require the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

        5.4    Corporate Action. The Borrower has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which the Borrower is a party; the execution, delivery and performance by the Borrower of its obligations under this Agreement and such other Loan Documents have been duly authorized by all necessary corporate action on its part; this Agreement has been, and each such other Loan Document when delivered hereunder will have been, duly and validly executed and delivered by the Borrower; and this Agreement constitutes, and each other such Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as limited by applicable bankruptcy laws or similar laws of general applicability affecting creditors’ rights.

        5.5    Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Borrower of this Agreement or any other Loan Document to which it is a party or for the validity or enforceability hereof or thereof.

        5.6    Use of Proceeds. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock, as defined in Regulation U, and no part of the proceeds of any Loan will be used to buy or carry any margin stock. No part of the proceeds of any Loan will be used to acquire stock of any corporation the board of directors of which has publicly stated its opposition to such acquisition or fails to endorse such acquisition.

        5.7   ERISA. Puget Energy and its ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Benefit Plan, are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability pursuant to Title IV of ERISA to the PBGC or any liability in excess of $10,000,000, individually or in the aggregate, to any Benefit Plan.

        5.8    Taxes. United States Federal income tax returns of Puget Energy, the Borrower and the Significant Subsidiaries have been examined and closed through the period ended December 31, 2000. Puget Energy, the Borrower and the Significant Subsidiaries have filed all United States Federal and state income tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by Puget Energy, the Borrower or any Significant Subsidiary, except such taxes, if any, as are being contested in good faith and by proper proceedings. The charges, accruals and reserves on the books of Puget Energy, the Borrower and the Significant Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Puget Energy and the Borrower, adequate.

        5.9    Public Utility Holding Company Act. The Borrower is a Subsidiary of Puget Energy, which is exempt, pursuant to Section 3(a)(1) of PUHCA and the rules of the SEC thereunder, from regulation under PUHCA, except Section 9(a)(2) of PUHCA.

        5.10   Material Adverse Change. Since March 31, 2004, there has been no change in the business, Property, condition (financial or otherwise), operations or prospects of either Puget Energy and its Subsidiaries taken as a whole or the Borrower and its Subsidiaries taken as whole, as reflected in the financial statements referred to in Schedule 5.11, that could reasonably be expected to have a Material Adverse Effect.

        5.11    Financial Statements. Schedule 5.11 sets forth a complete list of the financial statements submitted prior to the date hereof by Puget Energy and the Borrower to the Lenders in connection with this Agreement. All financial statements listed in Schedule 5.11 or delivered pursuant to Section 6.9(i), (ii), (iii) or (iv) are complete and correct and present fairly, in accordance with Agreement Accounting Principles, the consolidated financial position of Puget Energy and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, as at their respective dates and the consolidated results of operations, retained earnings and, as applicable, changes in financial position or cash flows of Puget Energy and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, for the respective periods to which such statements relate.

        5.12    Environmental Matters. In the ordinary course of its business, the officers of Puget Energy consider the effect of Environmental Laws on the business of Puget Energy and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to Puget Energy and its Subsidiaries due to Environmental Laws. On the basis of this consideration, Puget Energy has concluded that the application of Environmental Laws to it and its Subsidiaries could not reasonably be expected to have a Material Adverse Effect. Neither Puget Energy nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action could reasonably be expected to have a Material Adverse Effect.

        5.13    Investment Company Act. None of Puget Energy, the Borrower and the Significant Subsidiaries is an “investment company” or a company “controlled” by an “investment company,”within the meaning of the Investment Company Act of 1940.

        5.14    Subsidiaries. Schedule 5.14 contains an accurate list of all Subsidiaries as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by Puget Energy or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of the Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and nonassessable.

        5.15    Accuracy of Information. No information, exhibit or report furnished by Puget Energy or any Subsidiary to the Administrative Agent or any Arranger or Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact, or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading, at the time so furnished.

        5.16   Compliance with Laws, Etc. Puget Energy and its Subsidiaries are in compliance in all material respects with (i) all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property and (ii) all indentures, agreements and other instruments binding upon them or upon their respective Property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

        5.17    Insurance. Puget Energy and its Subsidiaries (i) maintain insurance with financially sound and reputable insurance companies (or through a self-insurance program) on all their Property of a character usually insured by entities in the same or similar businesses similarly situated, against loss or damage of the kinds and in the amounts as customarily insured against by such entities, and (ii) maintain such other insurance as is usually carried by such entities.

        5.18    Properties. Each of Puget Energy and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal properties material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

ARTICLE 6
COVENANTS

        So long as any Lender has any Commitment hereunder, any Facility LC is outstanding or any Obligation is unpaid, Puget Energy and/or the Borrower, as specified below, will observe the covenants specified below unless the Required Lenders otherwise consent in writing.

        6.1    Preservation of Existence and Business. Puget Energy will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its corporate existence and all of its material rights, privileges, licenses and franchises, except as permitted by Sections 6.13 and 6.14, and carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

        6.2    Preservation of Property. Puget Energy will maintain, and will cause the Borrower and each Significant Subsidiary to maintain, all of its Property necessary to operate its business in good working order and condition, ordinary wear and tear excepted (it being understood that this covenant relates only to the good working order and condition of such Property and shall not be construed as a covenant of Puget Energy, the Borrower or any Significant Subsidiary not to dispose of any such Property by sale, lease, transfer or otherwise or to discontinue operation thereof if Puget Energy, the Borrower or such Significant Subsidiary, as applicable, reasonably determines that such discontinuation is necessary).

        6.3    Payment of Obligations. Puget Energy will pay and discharge, and will cause the Borrower and each Significant Subsidiary to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (ii) all lawful claims which, if unpaid, might by law become a Lien upon its property; provided that none of Puget Energy, the Borrower and the Significant Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (a) which is being contested by it in good faith and by proper procedures and with respect to which appropriate reserves are being maintained in accordance with Agreement Accounting Principles or (b) the non-payment of which could not reasonably be expected to have a Material Adverse Effect.

        6.4   Compliance with Applicable Laws and Contracts. Puget Energy will comply, and will cause each Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and Governmental Approvals, and all orders, writs, injunctions or decrees of any court or governmental authority or agency, including Environmental Laws, if failure to comply with such requirements could reasonably be expected to have a Material Adverse Effect.

        6.5    Preservation of Loan Document Enforceability. Puget Energy will take all reasonable actions (including obtaining and maintaining in full force and effect consents and Governmental Approvals), and will cause each Subsidiary to take all reasonable actions, that are required so that its obligations under the Loan Documents will at all times be legal, valid, binding and enforceable in accordance with their respective terms.

        6.6    Insurance. Puget Energy will maintain, and will cause each Subsidiary to maintain, with responsible insurance companies or through a program of self-insurance, insurance against at least such risks and in at least such amounts as is customarily maintained by similar businesses, or as may be required by any applicable law, rule or regulation, any Governmental Approval, or any order, writ, injunction or decree of any court or governmental authority or agency.

        6.7    Use of Proceeds. The Borrower will use, and will cause its Subsidiaries to use, directly or indirectly, the Facility LCs and the proceeds of the Loans for general corporate purposes of the Borrower and its Subsidiaries (in compliance with all applicable legal and regulatory requirements).

        6.8    Visits, Inspections and Discussions. Puget Energy will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to it business and activities, and will permit, and will cause each Subsidiary to permit, representatives of any Lender or the Administrative Agent, during normal business hours and upon reasonable notice to Puget Energy or such Subsidiary, as applicable, to examine, copy and make extracts from its books and records, to inspect its Property, and to discuss its business and affairs with its officers and independent certified accountants, all to the extent reasonably requested by such Lender or the Administrative Agent; provided that each of Puget Energy and its Subsidiaries reserves the right to restrict access to any of its generating facilities in accordance with reasonably adopted procedures relating to safety and security, and to the extent reasonably requested to maintain normal operations thereof; provided, further, that, Sections 9.6 and 10.8 notwithstanding, the costs and expenses incurred by any Lender or the Administrative Agent or their agents or representatives in connection with any such examinations, visits or discussions occurring or made prior to the occurrence of any Default shall be for the account of such Lender or the Administrative Agent, as applicable.

        6.9   Information to Be Furnished. Puget Energy will furnish to the Administrative Agent, with copies sufficient for each Lender:

        (i)     as soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of Puget Energy, a copy of the Quarterly Report on Form 10-Q (or any successor form) for Puget Energy for such quarter;

        (ii)     as soon as available and in any event within 120 days after the end of each fiscal year of Puget Energy, a copy of the Annual Report on Form 10-K (or any successor form) for Puget Energy for such year, together with a copy of the accompanying report of Puget Energy’s independent certified public accounting firm;

        (iii)     within 120 days after the close of each of the Borrower’s fiscal years, an audit report (unqualified as to scope or as to “going concern” status) for the Borrower and its Subsidiaries, certified by independent certified public accountants reasonably acceptable to the Administrative Agent and prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (provided that consolidating statements need not be certified or audited by such accountants), including a balance sheet as of the end of each such year, statements of profit and loss and reconciliation of surplus, and a statement of cash flows, accompanied by any management letter prepared by said accountants;

        (iv)     within 60 days after the close of the first three quarterly periods of each of the Borrower’s fiscal years, unaudited consolidated and consolidating balance sheets for the Borrower and its Subsidiaries as at the close of such period and related statements of consolidated and consolidating profit and loss and reconciliation of surplus, and of cash flows, for the period from the beginning of such fiscal year to the end of such quarterly period, all certified by an Authorized Officer;

        (v)     at the time that financial statements are furnished pursuant to Section 6.9(i) or (ii), a certificate of the Chief Financial Officer, the Treasurer, an Assistant Treasurer or any other financial officer of Puget Energy substantially in the form of Exhibit D;

        (vi)     promptly upon the filing thereof, copies of all registration statements, monthly or other regular reports, including reports on Form 8-K (or any successor form), filed by Puget Energy or any Subsidiary with the SEC;

        (vii)     promptly upon request from time to time, such other information regarding the business, affairs, insurance or financial condition of Puget Energy or any of its Subsidiaries (including any Benefit Plan and any reports of other information required to be filed under ERISA) as any Lender or the Administrative Agent may reasonably request; and

        (viii)     within 5 days after the occurrence thereof, notice of (a) any Default or Unmatured Default and (b) any circumstance that could reasonably be expected to have a Material Adverse Effect or an adverse effect on the binding nature, validity or enforceability of any Loan Document as an obligation of Puget Energy or any Subsidiary.

        6.10    Liens. Puget Energy will not permit to exist, and will not permit any Subsidiary (other than PSE) to permit to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

        (i)     Liens for taxes, assessments or charges imposed on Puget Energy or any such Subsidiary or any of their property by any governmental authority which are not yet due or are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Puget Energy or such Subsidiary, as the case may be, in accordance with Agreement Accounting Principles;

        (ii)     Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, incurred in the ordinary course of business and securing obligations that are not yet due or that are being contested in good faith by appropriate proceedings, and Liens arising out of judgments or awards which secure payment of legal obligations that would not constitute a Default;

        (iii)     pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security laws, or to secure the performance of bids, tenders, contracts (other than for borrowed money), leases, statutory obligations, surety or appeal bonds, or indemnity, performance or other similar bonds, in the ordinary course of business;

        (iv)     easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of any material property subject thereto or interfere with the ordinary conduct of the business of Puget Energy or any such Subsidiary;

        (v)     Liens existing on the date hereof and described in Schedule 6.10;

        (vi)     Liens on property or assets of any Subsidiary in favor of Puget Energy or any Subsidiary;

        (vii)     Liens with respect to which cash in the amount secured by such Liens has been deposited with the Administrative Agent; and

        (viii)     other Liens securing Indebtedness in an aggregate amount not exceeding $75,000,000.

        6.11    Debt to Capitalization Ratio. Puget Energy will not permit the principal amount of Consolidated Indebtedness to exceed 65% of Total Capitalization as of the last day of any fiscal quarter of Puget Energy.

        6.12    Minimum Interest Coverage Ratio. Puget Energy will not permit the ratio of (i) EBITDA for any period of four consecutive fiscal quarters of Puget Energy ending on the last day of a fiscal quarter to (ii) consolidated interest expense of Puget Energy for such period to be less than 2.0 to 1.0. For purposes of the foregoing, dividends on any preferred stock of PSE subject to mandatory redemption shall, to the extent included in computing interest expense under clause (ii), be deducted from interest expense.

        6.13    Merger. The Borrower will not, and will not permit any Subsidiary thereof to, merge or consolidate with or into any other Person, except that (i) a Subsidiary of the Borrower may merge or consolidate with or into the Borrower or another Subsidiary of the Borrower so long as, if the Borrower is a party to such merger or consolidation, it is the surviving Person and (ii) a Subsidiary of the Borrower may merge or consolidate with or into any other Person so long as (a) if such Subsidiary is the surviving Person, such surviving Person has a net worth (as determined in accordance with Agreement Accounting Principles) at least equal to the net worth of such Subsidiary at the end of the fiscal quarter immediately preceding the effective date of such merger or consolidation or (b) if such Subsidiary is not the surviving Person, the net income of such Subsidiary for the twelve-month period ending with the calendar month immediately preceding the month in which such merger or consolidation occurs, when combined with the net income (for the same period) of any other Subsidiaries of the Borrower merged or consolidated as permitted by this subclause (b) and the net income (for the same period) of any Subsidiaries of the Borrower whose assets or the equity interests in which are disposed of as permitted by Section 6.14(iv) during the twelve-month period ending with the month in which such merger or consolidation occurs, does not exceed the amount equal to 10% of Puget Energy’s consolidated net income as would be shown in its consolidated financial statements for the twelve-month period ending with the calendar month immediately preceding the month in which such merger or consolidation occurs.

        6.14   Sales of Property. The Borrower will not, and will not permit any Subsidiary thereof to, sell, lease, assign, transfer or otherwise dispose of any of its Property, except for (i) sales of inventory and other dispositions of assets in the ordinary course of business, (ii) dispositions of obsolete or retired assets not used or useful in such Person’s business, (iii) dispositions of Property by the Borrower to a Subsidiary thereof or by a Subsidiary of the Borrower to the Borrower or another Subsidiary thereof and (iv) dispositions of all or substantially all of the assets of or equity interests in a Subsidiary of the Borrower, so long as the net income of such Subsidiary for the twelve-month period ending with the calendar month immediately preceding the month in which such disposition occurs, when combined with the net income (for the same period) of any Subsidiaries of the Borrower merged or consolidated as permitted by Section 6.13(ii)(b) and the net income (for the same period) of any other Subsidiaries of the Borrower whose assets or the equity interests in which are disposed of as permitted by this clause (iv) during the twelve-month period ending with the month in which such disposition occurs, does not exceed the amount equal to 10% of Puget Energy’s consolidated net income as would be shown in its consolidated financial statements for the twelve-month period ending with the calendar month immediately preceding the month in which such disposition occurs.

        6.15    Transactions with Affiliates. Puget Energy will not, and will not permit any Subsidiary to, enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (i) in the ordinary course of business and pursuant to the reasonable requirements of Puget Energy’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Puget Energy or such Subsidiary than Puget Energy or such Subsidiary would obtain in a comparable arm’s-length transaction, (ii) with or to a Subsidiary or (iii) in connection with a Qualified Receivables Transaction permitted under this Agreement.

        6.16    PSE Dividends. Puget Energy will not, and will not permit PSE to, enter into any agreement, instrument or contract that would limit the right of PSE to pay dividends or make other distributions to Puget Energy, except as set forth in (i) the First and Refunding Mortgage dated as of June 2, 1924 issued by PSE (as successor to Puget Sound Power & Light Company) in favor of U.S. Bank National Association (as successor to State Street Bank and Trust Company, as successor to Old Colony Trust Company), as trustee, as such Mortgage has been amended, supplemented or otherwise modified through the date of this Agreement, (ii) the Indenture of First Mortgage dated as of April 1, 1957 issued by PSE (as successor to Puget Sound Power & Light Company) in favor of BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as trustee, as such Indenture has been amended, supplemented or otherwise modified through the date of this Agreement, or (iii) any agreement, instrument or contract entered into after the date hereof that is not more restrictive than those described in clauses (i) and (ii) above.

        6.17    Additional Subsidiary Guarantors. Within thirty days after creating or acquiring any new U.S. domestic Subsidiary thereof, the Borrower will notify the Administrative Agent of the same and will cause such Subsidiary to become a party to the Guaranty and to deliver such certified resolutions, incumbency certificates, opinions and other such documents as the Administrative Agent may reasonably request.

ARTICLE 7
DEFAULTS

        The occurrence of any one or more of the following events shall constitute a Default:

        7.1    Any representation or warranty made or deemed made by Puget Energy or any Subsidiary to the Lenders or the Administrative Agent under or in connection with this Agreement, any other Loan Document, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

        7.2    Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within two Business Days after the same becomes due (provided that the Borrower receives notice of the existence of such Reimbursement Obligation), or nonpayment of any interest, fee or other obligation under any of the Loan Documents within five days after the same becomes due.

        7.3    The breach by the Borrower or Puget Energy of any of the terms or provisions of Section 6.1, 6.6, 6.7, 6.11, 6.12, 6.13, 6.14, 6.16 or 6.17.

        7.4    The breach by the Borrower or Puget Energy (other than a breach which constitutes a Default under another Section of this Article 7) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty days after written notice from the Administrative Agent or any Lender.

        7.5    Failure of Puget Energy and/or any of its Subsidiaries to pay when due any Indebtedness aggregating in excess of $25,000,000, or the equivalent thereof in any currencies (“Material Indebtedness”); or the default by Puget Energy and/or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed, or any other event shall occur or condition exist, if the effect of such default, event or condition is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of Puget Energy and/or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or Puget Energy or any of its Subsidiaries shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due.

        7.6    The Borrower, Puget Energy or any Significant Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to or acquiesce in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any of its Property that, when combined with the Property of any of its Subsidiaries that is also the subject of any such action or acquiescence, constitutes a Substantial Portion of the Property of it and its Subsidiaries, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, partnership or similar action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

        7.7    Without the application, approval or consent of the Borrower, Puget Energy or any Significant Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower, Puget Energy or such Significant Subsidiary or any of its Property that, when combined with the Property of any of such Person’s Subsidiaries that is also the subject of any such appointment, constitutes a Substantial Portion of the Property of such Person and its Subsidiaries, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower, Puget Energy or any Significant Subsidiary, and such appointment continues undischarged, or such proceeding continues undismissed or unstayed, for a period of 60 consecutive days.

        7.8    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower, Puget Energy or any Significant Subsidiary which, when taken together with all other Property of such Person and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion of the Property of such Person and its Subsidiaries.

        7.9    Puget Energy and/or any of its Subsidiaries, as applicable, shall fail within 60 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in any currencies) in the aggregate, or (iii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith.

        7.10    Puget Energy and/or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by Puget Energy, any Subsidiary or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

        7.11    Any Change in Control shall occur.

        7.12    Puget Energy and/or any ERISA Affiliates thereof incur any liability to the PBGC pursuant to Title IV of ERISA (other than liability for premium payments which are paid when due) or to a Benefit Plan in excess of $10,000,000 in the aggregate pursuant to Title IV of ERISA, or Puget Energy and/or any ERISA Affiliates thereof incur, or receive notice of, any withdrawal liability pursuant to Title IV of ERISA to or from a Benefit Plan or Multiemployer Benefit Plan (determined as of the date of notice of such withdrawal liability) in excess of $10,000,000 in the aggregate.

        7.13    Any of the following events occurs with respect to any Benefit Plan of Puget Energy or any ERISA Affiliate thereof: (a) a Reportable Event, (b) the failure to make a required installment or other payment (within the meaning of section 302(f) of ERISA), (c) the appointment of a trustee to administer any such Benefit Plan, (d) the institution by the PBGC of proceedings to terminate any such Benefit Plan, (e) the implementation by Puget Energy or any ERISA Affiliate thereof of any steps to terminate any such Benefit Plan, or (f) the receipt of notice by Puget Energy or any ERISA Affiliate thereof that any Multiemployer Benefit Plan is in reorganization or is insolvent and, in the case of any event described in clauses (a) through (f) above, such occurrence, individually or together with all other such occurrences, subjects Puget Energy and/ or any ERISA Affiliates thereof to liability in excess of $25,000,000 in the aggregate.

        7.14    The Guaranty shall fail to remain in full force and effect, or any action shall be taken to discontinue the Guaranty or to assert the invalidity or unenforceability thereof, or any Guarantor shall fail to comply with any of the terms or provisions thereof, or any Guarantor shall deny that it has any further liability thereunder or shall give notice to such effect.

ARTICLE 8
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1    Acceleration.

        (i)     If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate, and the Obligations (including the obligation to provide cash collateral pursuant to the last sentence of Section 2.16.1) shall immediately become due and payable without any election or action on the part of the Administrative Agent, either LC Issuer or any Lender. If any other Default occurs and is continuing, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon such obligations of the Lenders and such obligation and power of the LC Issuers shall be terminated or suspended and/or the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

        (ii)     If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs as a result of any Default (other than any Default described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

        8.2    Amendments. Neither this Agreement nor any provision hereof may be waived, amended or otherwise modified except pursuant to an agreement or agreements in writing entered into by the Borrower, Puget Energy and the Required Lenders or by the Borrower, Puget Energy and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or Reimbursement Obligation or the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or Reimbursement Obligation, any interest thereon or any fees payable hereunder, reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 11.2 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; further provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any LC Issuer or Arranger hereunder without the prior written consent of the Administrative Agent or such Issuing Bank or Arranger, as the case may be.

        8.3    Preservation of Rights. No delay or omission of any Lender, either LC Issuer or the Administrative Agent to exercise any right under this Agreement or any Note shall impair such right or be construed to be a waiver of any Default or Unmatured Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or Unmatured Default or the inability of the Borrower to satisfy any other condition precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation whatsoever of the terms, conditions or provisions of this Agreement or any Note shall be valid unless in a writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or afforded by law shall be cumulative and shall be available to the Administrative Agent, the LC Issuers and the Lenders until the Obligations have been paid in full and the Commitments have terminated.

ARTICLE 9
GENERAL PROVISIONS

        9.1    Survival of Representations. All representations and warranties of the Credit Parties contained in this Agreement and the Guaranty shall survive the making of the Credit Extensions herein contemplated.

        9.2    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no LC Issuer or Lender shall be obligated to extend credit to the Borrower in violation of any applicable statute or regulation.

        9.3    Headings. Section headings in this Agreement are for convenience of reference only and shall not govern the interpretation of any of the provisions hereof.

        9.4    Entire Agreement. This Agreement embodies the entire agreement and understanding among the Borrower, Puget Energy, the Administrative Agent, the LC Issuers and the Lenders with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Borrower, Puget Energy, the Administrative Agent, the LC Issuers and the Lenders relating to the subject matter hereof, except as specifically contemplated hereby. The Borrower and Puget Energy acknowledge that no oral agreement or oral commitment to lend money, extend credit or forbear from enforcing repayment of a debt is enforceable under the law of the State of Washington.

        9.5    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint, and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided that the parties hereto expressly agree that the Arrangers shall enjoy the provisions of Sections 9.6, 9.9 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on their own behalf and in their own names to the same extent as if they were parties to this Agreement.

        9.6    Expenses; Indemnification.

        (i)     The Borrower shall reimburse the Administrative Agent and each Arranger for their reasonable costs, internal charges and reasonable out-of-pocket expenses (including, in the case of the Administrative Agent, reasonable fees, time charges and expenses of attorneys for the Administrative Agent, including attorneys that are employees of the Administrative Agent) paid or incurred by the Administrative Agent or either Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including via the Internet), amendment and modification of the Loan Documents and the review and administration of the Loan Documents in connection with any request made by the Borrower or Puget Energy; provided that the Borrower shall only be required to reimburse the Administrative Agent for the fees and expenses of one law firm, subject to the limitations agreed to by the Borrower and the Administrative Agent. The Borrower also agrees to reimburse the Administrative Agent, the LC Issuers, the Arrangers and the Lenders for their reasonable costs, internal charges and reasonable out-of-pocket expenses (including reasonable fees, time charges and expenses of attorneys for the Administrative Agent, the LC Issuers, the Arrangers and the Lenders, including attorneys that are employees of the Administrative Agent, the LC Issuers, the Arrangers or the Lenders) paid or incurred by the Administrative Agent, either LC Issuer, either Arranger or any Lender in connection with the collection and enforcement of the Loan Documents during the existence of any Default, including in connection with any proceeding described in Section 7.6 or 7.7.

        (ii)     The Borrower hereby further agrees to indemnify the Administrative Agent, each LC Issuer, each Arranger, each Lender, their respective Affiliates, and each of their directors, officers, agents and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all expenses of litigation or preparation therefor, whether or not the Administrative Agent, either LC Issuer, either Arranger, any Lender or any such Affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder, except to the extent that any such losses, claims, damages, penalties, judgments, liabilities or expenses are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

        9.7    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

        9.8    Severability of Provisions. Any provision of this Agreement or any Note that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

        9.9    Nonliability of Lenders. The relationship between the Borrower and Puget Energy on the one hand and the Lenders, the LC Issuers, the Arrangers and the Administrative Agent on the other hand shall be solely that of borrower (or, in the case of Puget Energy, guarantor) and lender. Neither the Administrative Agent nor any LC Issuer, Lender or Arranger shall have any fiduciary responsibilities to the Borrower or Puget Energy. Neither the Administrative Agent nor any LC Issuer, Lender or Arranger undertakes any responsibility to the Borrower or Puget Energy to review or inform the Borrower or Puget Energy of any matter in connection with any phase of the Borrower’s or Puget Energy’s business or operations. The Borrower and Puget Energy agree that neither the Administrative Agent nor any LC Issuer, Lender or Arranger shall have any liability to the Borrower or Puget Energy (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower or Puget Energy in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent nor any LC Issuer, Lender or Arranger shall have any liability with respect to, and the Borrower and Puget Energy hereby waive, release and agree not to sue for, any special, indirect or consequential damages suffered by the Borrower or Puget Energy in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

        9.10    Confidentiality. Each of the Administrative Agent, the Lenders and the LC Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of the Information and instructed to keep the Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document, any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (a) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (b) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or Puget Energy and its obligations, (vii) with the consent of the Borrower or Puget Energy or (viii) to the extent such Information (a) becomes publicly available other than as a result of a breach of this Section or (b) becomes available to the Administrative Agent, any Lender, either LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or Puget Energy

For purposes of this Section, “Information” means all information received from Puget Energy or any Subsidiary relating to Puget Energy or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or either LC Issuer on a nonconfidential basis before disclosure by Puget Energy or any Subsidiary; provided that, in the case of information received from Puget Energy or any Subsidiary after the date hereof, such information either is financial information or is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person exercises the same degree of care to maintain the confidentiality of the Information as a Person acting in the capacity of such Person in connection with this Agreement (i.e., as administrative agent, a lender, a letter of credit issuer or as described in clause (i) above) would customarily accord to its own confidential information.

        9.11    Non-Reliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.

        9.12    Disclosure. The Borrower, Puget Energy and each Lender hereby (i) acknowledge and agree that UBOC and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower, Puget Energy and their Affiliates, and (ii) waive any liability of UBOC and/or its Affiliates to the Borrower, Puget Energy or any Lender, respectively, arising out of or resulting from such investments, loans or relationships, other than liabilities arising out of the gross negligence or willful misconduct of UBOC and/or its Affiliates.

        9.13    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

ARTICLE 10
THE ADMINISTRATIVE AGENT

        10.1    Appointment; Nature of Relationship. UBOC is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article 10. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the California Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

        10.2   Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

        10.3    General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, any Guarantor or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

        10.4    No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for, or have any duty to ascertain, inquire into or verify, (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article 4, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Default or Unmatured Default; (v) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (vi) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower or Puget Energy to the Administrative Agent at such time, but is voluntarily furnished by the Borrower or Puget Energy to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

        10.5    Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

        10.6    Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

        10.7    Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper, electronic message or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

        10.8    Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination), to the extent not reimbursed or indemnified by the Borrower, (i) for any amounts for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided that (a) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (b) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

        10.9    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender, the Borrower or Puget Energy referring to this Agreement, describing such Default or Unmatured Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

        10.10   Rights as Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders”shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Puget Energy or any Subsidiary in which Puget Energy or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

        10.11    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, either Arranger or any other Lender, and based on the financial statements prepared by the Borrower and Puget Energy and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, either Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

        10.12    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, 45 days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders with the consent of the Borrower (so long as no Default or Unmatured Default exists), which consent shall not be unreasonably withheld or delayed, shall have the right to appoint, on behalf of the Borrower, Puget Energy and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower, Puget Energy and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time, without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder, and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article 10 shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Reference Rate” as used in this Agreement shall mean the reference rate, prime rate, corporate base rate or other analogous rate of the new Administrative Agent.

        10.13    Administrative Agent’s Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, (i) an annual administrative agent’s fee in the amount of $12,500, payable on the Closing Date and on each anniversary thereof, and (ii) such other fees as may be agreed to by the Borrower and the Administrative Agent from time to time.

        10.14    Delegation to Affiliates. The Borrower, Puget Energy and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles 9 and 10.

        10.15   Other Agents. No Lender or Affiliate thereof identified on the facing page of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being the “Syndication Agent” or a “Co-Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity. Each Lender acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

ARTICLE 11
SETOFF; PAYMENTS

        11.1    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Required Lenders determine that the Borrower is insolvent, however evidenced, or any Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower, may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

        11.2    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for the Obligations owed thereto or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Share of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE 12
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

        12.1    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, Puget Energy and the Lenders and their respective successors and assigns, except that (i) neither the Borrower nor Puget Energy shall have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender of its rights and obligations under the Loan Documents must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof) shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

        12.2    Participations.

12.2.1 Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents; provided that such Lender shall promptly provide written notice of such sale to the Borrower. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower, Puget Energy and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of this Agreement other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which (i) forgives principal, interest, fees or any Reimbursement Obligation, (ii) reduces the interest rate or fees payable with respect to any such Credit Extension or Commitment, (iii) extends the Facility Termination Date, (iv) postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Credit Extension or Commitment, (v) releases any guarantor of any such Credit Extension or (vi) releases all or substantially all of the collateral, if any, securing any such Credit Extension.

12.2.3 Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3; provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2, 3.4 or 3.5 than the Lender which sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

        12.3    Assignments.

12.3.1 Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents (a “Lender Assignment”). Such Lender Assignment shall be substantially in the form of Exhibit E or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consents shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated).

12.3.2 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in California a copy of each Lender Assignment delivered to it and a register for the recording of the names and addresses of the Lenders and their Commitments and Outstanding Credit Exposures pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, Puget Energy, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.3.3 Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consent(s) required by Section 12.3.1, and (ii) payment of a $3,500 fee to the Administrative Agent by the Purchaser or transferor Lender for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, Puget Energy, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by a Note, make appropriate arrangements so that a new Note or, as appropriate, a replacement Note is issued to such transferor Lender and a new Note or, as appropriate, a replacement Note is issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

        12.4    Tax Treatment. If any interest in any Loan Document is transferred to any Purchaser or Participant which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Purchaser or Participant, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE 13
NOTICES

        13.1    Notices. Except as otherwise permitted by Section 2.11 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, Puget Energy or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto (including, as applicable, on a Lender Assignment) or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, four Business Days after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 shall not be effective until received.

        13.2    Change of Address. The Borrower, Puget Energy, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE 14
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

        14.1    CHOICE OF LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS (BUT WITHOUT REGARD TO THE CONFLICT-OF-LAWS PROVISIONS) OF THE STATE OF CALIFORNIA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

        14.2    CONSENT TO JURISDICTION. THE BORROWER AND PUGET ENERGY HEREBY IRREVOCABLY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR CALIFORNIA STATE COURT SITTING IN LOS ANGELES, CALIFORNIAIN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE, AND THE BORROWER AND PUGET ENERGY HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, EITHER LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER OR PUGET ENERGY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER OR PUGET ENERGY AGAINST THE ADMINISTRATIVE AGENT, EITHER LC ISSUER, ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, EITHER LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY NOTE SHALL BE BROUGHT ONLY IN A COURT IN LOS ANGELES, CALIFORNIA.

        14.3   WAIVER OF JURY TRIAL. THE BORROWER, PUGET ENERGY, THE ADMINISTRATIVE AGENT, EACH LC ISSUER AND EACH LENDER HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT OR ANY RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

        [THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.]

        IN WITNESS WHEREOF, the Borrower, Puget Energy, the Lenders, the LC Issuers and the Administrative Agent have executed this Agreement as of the date first above written.

INFRASTRUX GROUP, INC.

By:________________________ Name:______________________ Title:_______________________

InfrastruX Group, Inc. 10900 NE 4th Street, Suite 1900 Bellevue, WA 98004 Attention: Douglas Madison Telephone: 425-463-1040 FAX: 425-462-1011

PUGET ENERGY, INC.

By:________________________ Name:______________________ Title:_______________________

Puget Energy, Inc. P.O. Box 97034 PSE-08N Bellevue, WA 98009-9734 Attention: Elizabeth J. Rice Telephone: 425-462-3752 FAX: 425-462-3490

For Courier Deliveries:

10885 NE 4th Street PSE-08N Bellevue, WA 98004-5591

UNION BANK OF CALIFORNIA, N.A., Individually, as Administrative Agent and as LC Issuer

By:________________________ Name:______________________ Title:_______________________

Operations Contact:

Union Bank of California, N.A.
CLSO, Commercial Loan Operations
601 Potrero Grande, 2nd Floor
Monterey Park, CA 91754
Attention: Maria Suncin
Telephone: 323-720-2870
FAX: 323-720-2252/2251
E-mail: maria.suncin@uboc.com

Credit Contact:

Union Bank of California, N.A. 445 South Figueroa Street Los Angeles, CA 90071 Attention: Sonja I. Sevcik FAX: 213-236-4096

CITIBANK, N.A.

By:________________________ Name:______________________ Title:_______________________

Operations Contact:

Karen Riley 2 Penns Way, Suite 110 New Castle, DE 19720 Telephone: 302-894-6084 FAX: 212-994-0847 E-mail: karen.riley@citigroup.com

Credit Contact:

Stuart Glen Vice President 388 Greenwich Street 21st Floor – Global Power New York, NY 10013 Telephone: 212-816-8553 FAX: 212-816-8098 E-mail: stuart.j.glen@citigroup.com

JPMORGAN CHASE BANK

By:________________________ Name:______________________ Title:_______________________

Primary Operations Contact:

Jaime Garcia 1111 Fannin Street, 10th Floor Houston, TX 77002 Telephone: 713-750-2377 FAX: 713-427-6307 E-mail: jaime.e.garcia@jpmchase.com

Alternate Operations Contact:

Claudette Reid 1111 Fannin Street, 10th Floor Houston, TX 77002 Telephone: 713-750-2355 FAX: 713-427-6307 E-mail: claudette.a.reid@jpmchase.com

Credit Contact:

Michael J. DeForge Vice President JPMorgan Chase Bank 270 Park Ave., 4th Floor New York, NY 10017 Telephone: 212-270-1656 FAX: 212-270-3089 E-mail: michael.j.deforge@jpmorgan.com

KEYBANK NATIONAL ASSOCIATION

By:________________________ Name:______________________ Title:_______________________

Operations Contact:

Madhu Pandya Deal Administrator 127 Public Square Cleveland, OH 44114 Telephone: 216-689-5277 FAX: 216-689-5962 E-mail: madhu_pandya@keybank.com

Credit Contact:

Keven D. Smith Portfolio Manager 601 108th Avenue N.E. Bellevue, WA 98004 Telephone: 425-709-4579 FAX: 425-709-4587 E-mail: keven_d_smith@keybank.com

WACHOVIA BANK, N.A.

By:________________________ Name:______________________ Title:_______________________

Operations Contact:

Cynthia Rawson 201 S. College St., CP-9 Charlotte, NC 28288-1183 Telephone: 704-374-4425 FAX: 704-715-0097 E-mail: cynthia.rawson@wachovia.com

Credit Contact:

Rotcher Watkins Managing Director 191 Peachtree St., NE Atlanta, GA 30303-1740 Telephone: 404-332-6211 FAX: 404-332-4058 E-mail: rotcher.watkins@wachovia.com

WASHINGTON MUTUAL BANK

By:________________________ Name:______________________ Title:_______________________

Operations Contact:

Toni Dale, Loan Coordinator 1201 3rd Avenue, WMT 1445 Suite 1445 Seattle, WA 98101 Telephone: 206-377-5214 FAX: 206-377-3812 E-mail: toni.dale@wamu.net

Primary Credit Contact:

Richard J. Ameny, Jr., Vice President 1201 3rd Avenue, WMT 1445 Suite 1445 Seattle, WA 98101 Telephone: 206-377-3889 FAX: 206-377-3812 E-mail: richard.ameny@wamu.net

Alternate Credit Contact:

Bruce Kendrex., Vice President 1201 3rd Avenue, WMT 1445 Suite 1445 Seattle, WA 98101 Telephone: 206-377-4822 FAX: 206-377-3812 E-mail: bruce.kendrex@wamu.net

THE BANK OF NOVA SCOTIA

By:________________________ Name:______________________ Title:_______________________

Primary Operations Contact:

Adriene Mays One Liberty Plaza, 24th Floor New York, NY 10006 Telephone: 212-225-5047 FAX: 212-225-5145/5271 E-mail: adriene_mays@scotiacapital.com

Alternate Operations Contact:

Cheryl Williams One Liberty Plaza, 24th Floor New York, NY 10006 Telephone: 212-225-5441 FAX: 212-225-5145/5271 E-mail: cheryl_williams@scotiacapital.com

Primary Credit Contact:

Isabel Abella, Associate Director One Liberty Plaza, 26th Floor New York, NY 10006 Telephone: 212-225-5305 FAX: 212-225-5480 E-mail: isabel_abella@scotiacapital.com

Alternate Credit Contact:

Denis O’Meara, Managing Director One Liberty Plaza, 26th Floor New York, NY 10006 Telephone: 212-225-5493 FAX: 212-225-5480 E-mail: denis_omeara@scotiacapital.com

STERLING SAVINGS BANK

By:________________________ Name:______________________ Title:_______________________

Primary Operations Contact:

Melody DeLorme, Corporate Banking 601 Union Street, Suite 1717 Seattle, WA 98101 Telephone: 206-223-8326 FAX: 206-625-9099 E-mail: melody.delorme@sterlingsavings.com

Alternate Operations Contact:

Tracy Fisher, Commercial Loan Support 502 W. Riverside Avenue Spokane, WA 99201 Telephone: 800-633-9855 x4021 FAX: 509-363-6845 E-mail: tracy.fisher@sterlingsavings.com

Primary Credit Contact:

Sean W. Morreale, Corporate Banking 601 Union Street, Suite 1717 Seattle, WA 98101 Telephone: 206-223-8322 FAX: 206-625-9099 E-mail: sean.morreale@sterlingsavings.com

Alternate Credit Contact:

Colin Duffy, Corporate Banking 601 Union Street, Suite 1717 Seattle, WA 98101 Telephone: 206-223-8322 FAX: 206-625-9099 E-mail: colin.duffy@sterlingsavings.com

UBS LOAN FINANCE LLC

By:________________________ Name:______________________ Title:_______________________

By:________________________ Name:______________________ Title:_______________________

Primary Operations & Credit Contact

Winslowe F. Ogbourne Associate Director 677 Washington Blvd., 6th Floor South Stamford, CT 06901 Telephone: 203-719-3587 FAX: 203-719-3888 E-mail: winslowe.ogbourne@ubs.com

Alternate Operations & Credit Contact:

Denise Conzo 677 Washington Blvd., 6th Floor South Stamford, CT 06901 Telephone: 203-719-3853 FAX: 203-719-3888 E-mail: denise.conzo@ubs.com

U.S. BANK NATIONAL ASSOCIATION

By:________________________ Name:______________________ Title:_______________________

Primary Operations Contact:

Gail Fortun 1420 Fifth Avenue, 10th Floor, PD-WA-T10C Seattle, WA 98101 Telephone: 206-587-5212 FAX: 206-344-3741 E-mail: gail.fortun@usbank.com

Alternate Operations Contact:

Patty Abel 555 SW Oak, Suite 780, PD-OR-P7LN Portland, OR 97214 Telephone: 503-275-8189 FAX: 503-275-8181

Primary Credit Contact:

Wilfred Jack, Vice President 1420 Fifth Avenue, 11th Floor, PD-WA-T10M Seattle, WA 98101 Telephone: 206-344-3643 FAX: 206-344-3654 E-mail: wilfred.jack@usbank.com

Alternate Credit Contact:

Eric Trimble, Assistant Relationship Manager 1420 Fifth Avenue, 10th Floor, PD-WA-T10M Seattle, WA 98101 Telephone: 206-344-3769 FAX: 206-344-3654 E-mail: eric.trimble@usbank.com

THE BANK OF NEW YORK

By:________________________ Name:______________________ Title:_______________________

Primary Operations Contact:

Lisa Williams One Wall Street, 19th Floor New York, NY 10286 Telephone: 212-635-7535 FAX: 212-635-7552 E-mail: liwilliams@bankofny.com

Alternate Operations Contact:

Scan Pan One Wall Street, 19th Floor New York, NY 10286 Telephone: 212-635-7532 FAX: 212-635-7552 E-mail: span@bankofny.com

Primary Credit Contac:

Jesus M. Williams, Assistant Vice President One Wall Street, 19th Floor New York, NY 10286 Telephone: 212-635-7609 FAX: 212-635-7923 E-mail: jmwilliams@bankofny.com

Alternate Credit Contact:

John Yancey, Senior Vice President One Wall Street, 19th Floor New York, NY 10286 Telephone: 212-635-6890 FAX: 212-635-6436 E-mail: jyancey@bankofny.com

LEHMAN COMMERCIAL PAPER INC.

By:________________________ Name:______________________ Title:_______________________

Operations Contact:

Priyanka Mathew 745 7th Ave., 16th Floor New York, NY 10019 Telephone: 212-526-6560 FAX: 212-520-0450 E-mail: pmathew@lehman.com

Credit Contact:

Janine Shugan 745 7th Ave., 19th Floor New York, NY 10019 Telephone: 212-526-8625 FAX: 201-508-4654 E-mail: jshugan@lehman.com

MERRILL LYNCH BANK USA

By:________________________ Name:______________________ Title:_______________________

Operations Contact:

Julie Young, Manager Operations 15 W. South Temple, Suite 300 Salt Lake City, UT 84101 Telephone: 801-526-8331 FAX: 801-359-4667 E-mail: julie_young@ml.com

Credit Contact:

Derek Befus, Portfolio Manager 15 W. South Temple, Suite 300 Salt Lake City, UT 84101 Telephone: 801-526-6814 FAX: 801-531-7470 E-mail: derek_befus@ml.com

BANCA DI ROMA SPA

By:________________________ Name:______________________ Title:_______________________

By:________________________ Name:______________________ Title:_______________________

Opertions Contact:

Salvatore Rappa Assistant Vice President 34 East 51st Street New York, NY 10022 Telephone: 212-407-1812 FAX: 212-407-1684 E-mail: ______________

Credit Contact:

Thomas C. Woodruff Vice President One Market, Steuart Tower, Suite 1000 San Francisco, CA 94105 Telephone: 415-977-7308 FAX: 415-357-9869 E-mail: bdrsf@sbcglobal.net

BANK HAPOALIM B.M.

By:________________________ Name:______________________ Title:_______________________

Operations Contact:

Dwight Ghans 1177 Avenue of the Americas New York, NY 10036 Telephone: 212-782-2226 FAX: 212-782-2187 E-mail: dghans@hapoalimusa.com

Credit Contact:

Shaun Breidbart 1177 Avenue of the Americas New York, NY 10036 Telephone: 212-782-2186 FAX: 212-782-2382 E-mail: sbreidbart@hapoalimusa.com

REGAL FINANCIAL BANK

By:________________________ Name:______________________ Title:_______________________

Primary Operations Contact:

Kurban Merchant 925 4th Avenue, Suite 100 Seattle, WA 98104 Telephone: 206-621-8728 FAX: 206-621-0888 E-mail: kmerchant@regal-bank.com

Alternate Operations Contact:

Jane Rodriguez 925 4th Avenue, Suite 100 Seattle, WA 98104 Telephone: 206-621-8761 FAX: 206-621-0888 E-mail: jrodriguez@regal-bank.com

Primary Credit Contact:

Kurban Merchant Vice President Risk Management 925 4th Avenue, Suite 100 Seattle, WA 98104 Telephone: 206-621-8728 FAX: 206-621-0888 E-mail: kmerchant@regal-bank.com

Alternate Credit Contact:

Jesse Tam 925 4th Avenue, Suite 100 Seattle, WA 98104 Telephone: 206-621-0808 FAX: 206-621-0888 E-mail: jtam@regal-bank.com

SCHEDULE 1

PRICING SCHEDULE

S&P Rating/ Moody's Rating	BBB / Baa2	BBB- /Baa3	BBB- / Ba1	BB+ / Ba1	<or= BB / Ba2

Applicable Euro- dollar Margin	1.30%	1.50%	1.625%	2.00%	2.50%

Applicable Com- mitment Fee Rate	0.20%	0.25%	0.30%	0.40%	0.50%

Applicable LC Fee Rate	1.30%	1.50%	1.625%	2.00%	2.50%

        The Applicable Eurodollar Margin, Applicable Commitment Fee Rate and Applicable LC Fee Rate shall be determined in accordance with the foregoing table based on Puget Energy’s then current Moody’s Rating and S&P Rating. The credit rating in effect on any date for purposes of this Schedule is that in effect at the close of business on such date.

        “Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc., and then in effect as Puget Energy’s issuer rating.

        “S&P Rating” means, at any time, the rating issued by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and then in effect as Puget Energy’s issuer rating.

        If Puget Energy is split-rated (other than at BBB- / Ba1) and the ratings differential is one level, the better rating will apply. If Puget Energy is split-rated and the ratings differential is two levels or more, the intermediate rating at the midpoint will apply. If there is no midpoint, the higher of the intermediate ratings will apply.

        If at any time Puget Energy has no Moody’s Rating and no S&P Rating, the Borrower’s pricing will be at the level two levels below the lower of PSE’s issuer ratings from S&P and Moody’s. (For example, if PSE’s issuer ratings were BBB- from S&P and Baa3 from Moody’s, two levels below those ratings would place the Borrower at the < BB / Ba2 level on the grid.)

SCHEDULE 2

COMMITMENTS

Lender	Commitment

Union Bank of California, N.A,	$ 17,700,000
Citibank, N.A	$ 17,700,000
JPMorgan Chase Bank	$ 15,000,000
KeyBank National Association	$ 15,000,000
Wachovia Bank, N.A	$ 15,000,000
Washington Mutual Bank	$ 13,000,000
The Bank of Nova Scotia	$ 7,800,000
Sterling Savings Bank	$ 7,800,000
UBS Loan Finance LLC	$ 7,800,000
U.S. Bank National Association	$ 6,600,000
The Bank of New York	$ 5,700,000
Lehman Commercial Paper Inc.	$ 5,700,000
Merrill Lynch Bank USA	$ 5,700,000
Banca di Roma SpA	$ 4,500,000
Bank Hapoalim B.M	$ 3,000,000
Regal Financial Bank	$ 2,000,000

Total	$150,000,000

SCHEDULE 5.2

LITIGATION AND CONTINGENT OBLIGATIONS

None.

SCHEDULE 5.11

FINANCIAL STATEMENTS

Copies of the following financial statements
are provided and posted to IntraLinks

InfrastruX Group, Inc.

Year ended December 31, 2001
Year ended December 31, 2002
Year ended December 31, 2003
Q1 – 2004 (Internal unaudited)

Puget Energy / Puget Sound Energy, Inc.

10-K — 2003

Puget Energy, Inc.

Annual Report

SCHEDULE 5.14

SUBSIDIARIES

Company	Jurisdiction of Organization	Owned By	Percent Ownership
InfrastruX Group, Inc.	Washington	Puget Energy, Inc.	90.95%
UtilX Corporation	Delaware	InfrastruX Group, Inc.	100%
UtilX Ltd.	United Kingdom	UtilX Corporation	100%
GI Acquisition, Inc.	Delaware	InfrastruX Group, Inc.	100%
Texas Electric Utility Construction, Ltd.	Texas	Texas Electric Utility Construction Mgmt., LLC - General Partner InsfrastruX Group, Inc. - Limited Partner	1% 99%
Flowers Holding Co., Inc.	Texas	Texas Utility Construction, Ltd.	100%
Flowers Management Co., Inc.	Texas	Flowers Holding Co., Inc.	100%
Flowers Limited Partner, Inc.	Nevada	Flowers Holding Co., Inc.	100%
Flowers Construction Co., LP	Texas	Flowers Mgmt. Co., Inc. - General Partner Flower Ltd Partner, Inc. - Limited Partner	1% 99%
Texas Electric Utility Construction Management, LLC	Texas	InfrastruX Group, Inc.	100%
Lineal Holdings, Inc.	Delaware	InfrastruX Group, Inc.	100%
Lineal Industries, Inc.	Pennsylvania	Lineal Holdings, Inc.	100%
InterCon Construction, Inc.	Wisconsin	Lineal Holdings, Inc.	100%
InterCon Construction Trucking, Inc.	Wisconsin	InterCon Construction, Inc.	100%
InterPower Line Services Corporation	Delaware	InterCon Construction, Inc.	100%
Skibeck Pipeline Company, Inc.	New York	Lineal Holdings, Inc.	100%
Skibeck PLC, Inc.	New York	Lineal Holdings, Inc.	100%
Trafford Corporation	Pennsylvania	Lineal Holdings, Inc.	100%
Gill Electric Service, Ltd	Texas	Gill Electric Management LLC - General Partner InfrastruX Group, Inc. - Limited Partner	1% 99%
B&H Maintenance & Construction, Inc.	New Mexico	InfrastruX Group, Inc.	100%
Gill Electric Management, LLC	Texas	InfrastruX Group, Inc.	100%
Chapman Holding Co., Inc.	Nevada	InfrastruX Group, Inc.	100%
Chapman Construction Management Co., Inc.	Texas	InfrastruX Group, Inc.	100%
Chapman Construction Co., L.P.	Texas	Chapman Construction Management, Inc. - General Partner Chapman Hoding Co., Inc. - Limited Partner	1% 99%
Puget Sound Energy, Inc.	Washington	Puget Energy, Inc.	100%
Puget Western, Inc.	Washington	Puget Sound Energy, Inc.	100%
Hydro Energy Development Corp.	Washington	Puget Sound Energy, Inc.	100%
GP Acquisition Corp.	Washington	Puget Sound Energy, Inc.	100%
LP Acquisition Corp.	Washington	Puget Sound Energy, Inc.	100%
Washington Energy Gas Marketing Company	Washington	Puget Sound Energy, Inc.	100%
WNG Cap I, Inc.	Washington	Puget Sound Energy, Inc.	100%
Rainier Receivables, Inc.	Washington	Puget Sound Energy, Inc.	100%
Black Creek Hydro, Inc.	Washington	Hydro Energy Development Corp.	100%
Encogen Northwest, L.P.	Delaware	GP Acquisition Corp. - General Partner LP Acquisition Corp. - Limited Partner	1% 99%

SCHEDULE 6.10

EXISTING LIENS

Indebtedness and Liens as of April 30, 2004

Company Name	Total

Utilx
GE CAPITAL	$409,467.4
CITICAPITAL	81,342
ALTEC CAPITAL SERVICES	104,251

InfrastruX
IBM FINANCE	282,899

Chapman
COMPASS BANK	698,038
1st SOURCE	1,448,792
COMPASS BANK	1,500,000
FCC EQUIPMENT	1,839,069
CATERPILLAR FINANCE	205,846
GE CAPITAL	675,477

Skibeck
COMMUNITY BANK	500,000

Gill
GE CAPITAL	68,271
WELLS FARGO BANK	396,248

InterCon
M&I MARSHALL & ILSLEY	14,037,739
CITICAPITAL	65,415
M2 LEASE FUNDS	1,763,167
M&I LEASING	2,753,130
CASE	844,104
GMAC	167,317
JOHN DEERE	61,925

Texas Electric
ALTEC CAPITAL SERVICES	152,661
HDD	10,368
LA SALLE LEASING	133,079
GE CAPITAL	5,721,578
AMERICAN BANK	1,745,436

Flowers
ALTEC CAPITAL SERVICES	55,085
JOHN DEERE CREDIT	61,967
GE CAPITAL	752,304

B&H
GE FLEET LEASING	88,437
CIT EQUIPMENT FINANCING	3,292,240
CATERPILLAR FINANCIAL SERVICES	433,449
GMAC	78,889
FORD MOTOR CREDIT	188,877
WELLS FARGO BANK	1,800,000

Trafford
BBL LEASING	41,089
CASE CREDIT	326,264
CATERPILLAR FINANCIAL SERVICES	12,307
CHRYSLER FINANCIAL	8,409
JOHN DEERE CREDIT	146,595
GE CAPITAL	1,010,972
GEHL FINANCE	1,113
GMAC	359,211
KOMATSU FINANCIAL	41,086
AUTOMOTIVE RENTALS	108,744
ALTEC CAPITAL SERVICES	48,142
GE CAPITAL	211,302
LASALLE LEASING	158,431
NATIONAL CITY BANK	500,000

Lineal
AUTOMOTIVE RENTALS	9,388
BBL LEASING	776,855
CASE CREDIT	553,290
CATERPILLAR FINANCIAL SERVICES	1,430
CIT EQUIPMENT FINANCE	77,076
DITCHWITCH NM	14,922
GE CAPITAL	564,846
INGERSOL RAND FINANCIAL	20,118
JOHN DEERE CREDIT	90,294
LASALLE LEASING	346,253
NEW HOLLAND CREDIT	11,766
NATIONAL CITY BANK	500,000

TOTAL:	$48,356,771.83

GUARANTY

        This Guaranty, dated as of May 27, 2004, is made by (1) PUGET ENERGY, INC., a Washington corporation (“Puget Energy”), GI ACQUISITION, INC., a Delaware corporation, UTILX CORPORATION, a Delaware corporation, LINEAL HOLDINGS, INC., a Delaware corporation, LINEAL INDUSTRIES, INC., a Pennsylvania corporation, INTERCON CONSTRUCTION, INC., a Wisconsin corporation, INTERCON CONSTRUCTION TRUCKING, INC., a Wisconsin corporation, INTERPOWER LINE SERVICES CORPORATION, a Delaware corporation, TRAFFORD CORPORATION, a Pennsylvania corporation, SKIBECK PIPELINE COMPANY, INC., a New York corporation, SKIBECK PLC, INC., a New York corporation, TEXAS ELECTRIC UTILITY CONSTRUCTION MANAGEMENT, L.L.C., a Texas limited liability company, TEXAS ELECTRIC UTILITY CONSTRUCTION, LTD., a Texas limited partnership, FLOWERS HOLDING CO., INC., a Texas corporation, FLOWERS LIMITED PARTNER, INC., a Nevada corporation, FLOWERS CONSTRUCTION CO., L.P., a Texas limited partnership, FLOWERS MANAGEMENT CO., INC., a Texas corporation, CHAPMAN HOLDING CO., INC., a Nevada corporation, CHAPMAN CONSTRUCTION CO., L.P., a Texas limited partnership, CHAPMAN CONSTRUCTION MANAGEMENT CO., INC., a Texas corporation, GILL ELECTRIC MANAGEMENT, L.L.C., a Texas limited liability company, GILL ELECTRIC SERVICE, LTD., a Texas limited partnership, B&H MAINTENANCE AND CONSTRUCTION, INC., a New Mexico corporation, and any and all Additional Guarantors as defined in Section 6(b) (all of the foregoing herein called the “Guarantors”) in favor of (2) the financial institutions (the “Lenders”) party to the Credit Agreement (as hereinafter defined) and UNION BANK OF CALIFORNIA, N.A., a national banking association (“UBOC”), as administrative agent (the “Administrative Agent”) for the Lenders under the Credit Agreement.

Recitals

        A.        InfrastruX Group, Inc., a Washington corporation (the “Borrower”), Puget Energy, the Lenders, and UBOC, as LC Issuer and as Administrative Agent, have entered into a Credit Agreement dated as of May 27, 2004 (said Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, herein called the “Credit Agreement”). Terms defined in the Credit Agreement and not otherwise defined herein have the same respective meanings when used herein, and the provisions of Sections 1.2 and 1.3 of the Credit Agreement are incorporated herein by reference.

        B.        Puget Energy is the legal and beneficial owner of approximately 90.9% of the outstanding capital stock of the Borrower. The Guarantors other than Puget Energy are Subsidiaries of the Borrower. In addition, the Guarantors have various business relationships with the Borrower that cause the Guarantors to have a substantial economic interest in the continuing health of the business, condition (financial and otherwise), operations, performance, properties and prospects of the Borrower. It is a condition precedent to the effectiveness of the Credit Agreement that the Guarantors execute and deliver this Guaranty. Accordingly, the Guarantors hereby agree as set forth below.

        Section 1.    Guaranty.

                  (a)     Each Guarantor hereby absolutely and unconditionally guarantees, jointly and severally with the other Guarantors, the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower now or hereafter existing under the Credit Agreement and the other Loan Documents, including any amendments, restatements, supplements and other modifications thereof, whether for principal (including reimbursement for amounts drawn under Facility LCs), interest, fees, expenses, indemnification or otherwise (all of the aforementioned obligations herein called the “GuaranteedObligations”).

                  (b)     Each Guarantor agrees to pay, in addition, any and all expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent or the Lenders in enforcing any rights under this Guaranty.

                  (c)     Without limiting the generality of the foregoing, this Guaranty guarantees, to the extent provided herein, the payment of all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Administrative Agent or any of the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

                  (d)     The obligations of the Guarantors under this Guaranty are joint and several and are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against any one or more of the Guarantors to enforce this Guaranty up to the full amount of the Guaranteed Obligations, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions, and without proceeding against any other Guarantor or Guarantors, against any security for the Guaranteed Obligations, or under any other guaranty covering all or any portion of the Guaranteed Obligations.

                  (e)     It is the intention of each Guarantor, the Lenders and the Administrative Agent that the amount of the Guaranteed Obligations guaranteed by each Guarantor shall be in, but not in excess of, the maximum amount permitted by fraudulent-conveyance, fraudulent-transfer and similar laws applicable to such Guarantor. Accordingly, notwithstanding anything to the contrary contained in this Guaranty or in any other agreement or instrument executed in connection with the payment of any of the Guaranteed Obligations, the amount of the Guaranteed Obligations guaranteed by each Guarantor under this Guaranty shall be limited to the amount equal to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable statutory or case law (collectively “law”).

        Section 2.   Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Agreement and the other Loan Documents, regardless of any law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any of the Lenders with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute and unconditional, irrespective of the following:

                  (a)     any lack of validity or enforceability of, or any release or discharge of the Borrower or any other Guarantor from liability under, the Credit Agreement or any other Loan Document;

                  (b)     any change in the time, manner or place of payment of, or in any other term of, any or all of the Guaranteed Obligations; or any other amendment or waiver of, or any consent to departure from, the Credit Agreement or any other Loan Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower;

                  (c)     any taking, subordination, compromise, exchange, release, nonperfection or liquidation of any collateral, or any release, amendment or waiver of, or consent to departure from, any other guaranty, for any or all of the Guaranteed Obligations;

                  (d)     any exercise or nonexercise by the Administrative Agent or any Lender of any right or privilege under this Guaranty or any of the other Loan Documents;

                  (e)     any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Borrower or any other Guarantor; or any action taken with respect to this Guaranty by any trustee, receiver or court in any such proceeding, whether or not any Guarantor has had notice or knowledge of any of the foregoing;

                  (f)     any assignment or other transfer, in whole or in part, of this Guaranty or any of the other Loan Documents;

                  (g)     any acceptance of partial performance of the Guaranteed Obligations;

                  (h)     any consent to the transfer of, or any bid or purchase at sale of, any collateral for the Guaranteed Obligations;

                  (i)     any manner of application of collateral, or proceeds thereof, to any or all of the Guaranteed Obligations; or any manner of sale or other disposition of any collateral or any other assets of the Borrower or any other Guarantor;

                  (j)     any change, restructuring or termination of the legal structure or existence of the Borrower or any other Guarantor; or any restructure or refinancing of the Guaranteed Obligations or any portion thereof; or

                  (k)     any other circumstance (including any statute of limitations) that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Guarantor, other than payment in full in cash of the Guaranteed Obligations.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent, any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower, any Guarantor or otherwise, all as though such payment had not been made.

        Section 3.    Waivers.

                  (a)     Each Guarantor irrevocably waives the following, to the extent permitted by applicable law:

                             (i)     promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations or this Guaranty;

                             (ii)     any requirement that the Administrative Agent, any Lender or any other Person protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower, any Guarantor, any other Person or any collateral;

                             (iii)     any duty on the part of the Administrative Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, operation or condition of the Borrower, any other Guarantor or the assets of the Borrower or any other Guarantor, now known or hereafter known by the Administrative Agent or such Lender;

                             (iv)     any rights and defenses of such Guarantor under Section 580a of the California Code of Civil Procedure, including the right to a judicial determination of the fair-market value of any security for the Guaranteed Obligations, and any other rights and defenses that such Guarantor may have by reason of protection afforded to the Borrower or such Guarantor pursuant to the antideficiency or other laws of California limiting or discharging the Borrower’s or such Guarantor’s obligations with respect to the Guaranteed Obligations, including Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure; and

                             (v)     without limiting the generality of the foregoing or any other provision hereof, any rights and benefits that might otherwise be available to such Guarantor under any of California Civil Code Sections 2787 through 2855, 2899 and 3433.

                   (b)     Without limiting the generality of any other provision of this Guaranty, each Guarantor waives all rights and defenses that it may have because the Borrower’s debt is secured by real property. This means, among other things, that:

                             (i)     the Administrative Agent and the Lenders may collect from any Guarantor without first foreclosing on any real- or personal-property collateral pledged by the Borrower; and

                             (ii)     if the Administrative Agent or any Lender forecloses on any real-property collateral pledged by the Borrower:

                                       (A)     the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and

                                       (B)     the Administrative Agent and the Lenders may collect from any Guarantor even if the Administrative Agent or any Lender, by foreclosing on the real-property collateral, has destroyed any right that such Guarantor may have to collect from the Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses that the Guarantors may have if the Borrower’s debt is secured by real property. These rights and defenses include, but are not limited to, any rights and defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

                   (c)     Without limiting the generality of any other provision of this Guaranty, each Guarantor waives all rights and defenses arising out of an election of remedies by the Administrative Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Guarantor’s rights of subrogation and reimbursement against the Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

        Section 4.   Waiver of Subrogation and Contribution. Unless and until the Guaranteed Obligations (including, if applicable, the obligation to provide cash collateral pursuant to the last sentence of Section 2.16.1 of the Credit Agreement) and all amounts payable under this Guaranty have been paid in full and the Commitments have terminated, each Guarantor hereby irrevocably waives any claims and other rights that it now has or may hereafter acquire against the Borrower or any other Guarantor that arise from the existence, payment, performance or enforcement of the former Guarantor’s obligations under this Guaranty or any other Loan Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against the Borrower, any other Guarantor or any collateral that the Administrative Agent or any Lender now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrower or any other Guarantor, directly or indirectly, in cash or other property, by setoff or in any other manner, payment or security on account of any such claim or other right. If any amount is paid to any Guarantor in violation of the preceding sentence, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and to be held in trust for the benefit of, the Administrative Agent and the Lenders and shall be forthwith paid to the Administrative Agent for the benefit of the Lenders to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the other Loan Documents. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and the other Loan Documents and that the waiver set forth in this Section 4 is knowingly made in contemplation of such benefits. Each waiver made by the Guarantors under this Guaranty, including the waiver in this section, shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent, any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower, any Guarantor or otherwise, all as though such payment had not been made.

        Section 5.   Representations and Warranties. Each Guarantor represents and warrants to the Lenders and the Administrative Agent as set forth below.

                   (a)     Such Guarantor (i) is a legal entity of the type specified in the recital of parties to this Guaranty or in such Guarantor’s Guaranty Supplement (as defined in Section 6(b)), as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction so specified, (ii) is duly qualified or licensed, and in good standing, in each jurisdiction in which it owns or leases property or in which the conduct of its business requires it to be so qualified or licensed (except for jurisdictions in which the failure to be so qualified or licensed, and in good standing, could not reasonably be expected to have a Material Adverse Effect) and (iii) has all requisite legal power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

                   (b)     The execution, delivery and performance by such Guarantor of this Guaranty and each other Loan Document to which such Guarantor is or is to be a party, and the consummation of the transactions contemplated hereby and thereby, are within such Guarantor’s legal powers, have been duly authorized by all necessary legal action and do not (i) contravene such Guarantor’s charter, bylaws, certificate of formation, partnership agreement or other constituent documents, (ii) violate any applicable law, (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust or lease, or any other contract or instrument, binding on or affecting such Guarantor, any of its Subsidiaries or any of their respective properties, the conflict, breach or default of which could reasonably be expected to have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of such Guarantor or any of its Subsidiaries, except for Liens permitted by the Credit Agreement. Neither such Guarantor nor any of its Subsidiaries is in violation of any such law or in breach of any such loan agreement, indenture, mortgage, deed of trust, lease or other contract or instrument, the violation or breach of which could reasonably be expected to have a Material Adverse Effect.

                   (c)     No Governmental Approval, and no authorization, approval or other action by, or notice to, any third party, is required for the due execution, delivery or performance by such Guarantor of this Guaranty or any other Loan Document to which such Guarantor is a party, or for the consummation of the transactions contemplated hereby or thereby, except for any Governmental Approval that has been duly obtained, taken, given or made and is in full force and effect.

                   (d)     This Guaranty and each other Loan Document to which such Guarantor is a party have been duly executed and delivered by such Guarantor. This Guaranty and each other Loan Document to which such Guarantor is a party are the legal, valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

                   (e)     Puget Energy is the legal and beneficial owner of approximately 90.9% of the outstanding capital stock of the Borrower. The Guarantors other than Puget Energy are Subsidiaries of the Borrower.

        Section 6.    Amendments, Etc.

                   (a)     No amendment or waiver of any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same is in writing and signed by the Administrative Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, (i) limit the liability of any Guarantor hereunder, (ii) postpone any date fixed for payment hereunder or (iii) change the number of Lenders required to take any action hereunder; furtherprovided, however, that any Subsidiary of the Borrower (A) that is not the surviving Person in a merger or consolidation of such Subsidiary permitted by Section 6.13 of the Credit Agreement or (B) all or substantially all of the assets of which or equity interests in which are disposed of as permitted by Section 6.14 of the Credit Agreement shall be released from this Guaranty, which release shall be confirmed in writing by the Required Lenders. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of, or consent to departure from, any provision of this Guaranty shall be effective as delivery of an originally executed counterpart of such amendment, waiver or consent.

                   (b)     Upon the execution and delivery by any Person of a guaranty supplement substantially in the form of Exhibit A (each a “GuarantySupplement”), such Person shall be referred to as an “AdditionalGuarantor” and shall become and be a Guarantor, and each reference in this Guaranty to “Guarantor” shall also mean and be a reference to such Additional Guarantor.

        Section 7.   Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including communication by telecopier) and shall be mailed, telecopied or delivered to any Guarantor or the Administrative Agent, as the case may be, at the address therefor (or, in the case of each Guarantor other than Puget Energy, for the Borrower) set forth in the Credit Agreement or at such other address as may be designated by any such party in a written notice to the other parties, complying with the terms of this section. All such notices and other communications shall be effective as provided in the Credit Agreement.

        Section 8.   No Waiver; Remedies. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, and no single or partial exercise of any right hereunder shall preclude any other or further exercise thereof or the exercise of any other right. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

        Section 9.   Right of Setoff. Upon the occurrence and during the continuation of any Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty, irrespective of whether such Lender has made any demand under this Guaranty and although such obligations may be contingent and unmatured. Each Lender agrees to notify each affected Guarantor promptly after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

        Section 10.    Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty and expiration or termination of the Commitments and all Facility LCs, (b) be binding upon each Guarantor and its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent, the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer any or all of its rights and obligations under the Loan Documents to any other Person, and such other Person shall thereupon become vested with all of the rights in respect thereof granted to such Lender herein or otherwise, subject, however, to the provisions of Article 10 (concerning the Administrative Agent) and Section 12.3 of the Credit Agreement.

        Section 11.    Headings.The section and subsection headings used herein have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Guaranty.

        Section 12.    Execution in Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Guaranty shall be effective as delivery of an originally executed counterpart of this Guaranty.

        Section 13.    CHOICE OF LAW.THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS (BUT WITHOUT REGARD TO THE CONFLICT-OF-LAWS PROVISIONS) OF THE STATE OF CALIFORNIA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

        Section 14.    CONSENT TO JURISDICTION. EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR CALIFORNIA STATE COURT SITTING IN LOS ANGELES, CALIFORNIA IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, AND EACH GUARANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GUARANTOR AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS GUARANTY SHALL BE BROUGHT ONLY IN A COURT IN LOS ANGELES, CALIFORNIA.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.]

        Section 15.   WAIVER OF JURY TRIAL. EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS GUARANTY OR ANY RELATIONSHIP ESTABLISHED HEREUNDER.

        The parties hereto have caused this Guaranty to be executed by their respective duly authorized representatives as of the date first written above.

PUGET ENERGY, INC.

By:________________________ Name:______________________ Title:_______________________

GI ACQUISITION, INC.

By:________________________ Name:______________________ Title:_______________________

UTILX COPORATION

By:________________________ Name:______________________ Title:_______________________

LINEAL HOLDINGS, INC.

By:________________________ Name:______________________ Title:_______________________

LINEAL INDUSTRIES, INC.

By:________________________ Name:______________________ Title:_______________________

INTERCON CONSTRUCTION, INC.

By:________________________ Name:______________________ Title:_______________________

INTERCON CONSTRUCTION TRUCING, INC.

By:________________________ Name:______________________ Title:_______________________

INTERPOWER LINE SERVICES CORPORATION

By:________________________ Name:______________________ Title:_______________________

TRAFFORD CORPORATION

By:________________________ Name:______________________ Title:_______________________

SKIBECK PIPELINE COMPANY, INC.

By:________________________ Name:______________________ Title:_______________________

SKIBECK PLC, INC.

By:________________________ Name:______________________ Title:_______________________

TEXAS ELECTRIC UTILITY CONSTRUCTION MANAGEMENT, L.L.C.

By:________________________ Name:______________________ Title:_______________________

TEXAS ELECTRIC UTILITY CONSTRUCTION, LTD.

By:	TEXAS ELECTRIC UTILITY CONSTRUCTION MANAGEMENT, L.L.C. Its General Partner

By:________________________ Name:______________________ Title:_______________________

FLOWERS HOLDING CO., INC.

By:________________________ Name:______________________ Title:_______________________

FLOWERS LIMITED PARTNER, INC.

By:________________________ Name:______________________ Title:_______________________

FLOWERS CONSTRUCTION CO., L.P.

By:	FLOWERS MANAGEMENT CO., INC. Its General Partner

By:________________________ Name:______________________ Title:_______________________

FLOWERS MANAGEMENT CO., INC.

By:________________________ Name:______________________ Title:_______________________

CHAPMAN HOLDING CO., INC.

By:________________________ Name:______________________ Title:_______________________

CHAPMAN CONSTRUCTION CO., L.P.

By:	CHAPMAN CONSTRUCTION MANAGEMENT CO., INC. Its General Partner

By:________________________ Name:______________________ Title:_______________________

CHAPMAN CONSTRUCTION MANAGEMENT CO., INC.

By:________________________ Name:______________________ Title:_______________________

GILL ELECTRIC MANAGEMENT, L.L.C.

By:________________________ Name:______________________ Title:_______________________

GILL ELECTRIC SERVICE, LTD.

By:	GILL ELCTRIC MANAGMENT, L.L.C. Its General Partner

By:________________________ Name:______________________ Title:_______________________

B&H MAINTENCE AND CONSTRUCTION

By:________________________ Name:______________________ Title:_______________________

EXHIBIT A
to Guaranty

GUARANTY SUPPLEMENT

__________, 200_

Union Bank of California, N.A.,
   as Administrative Agent
445 South Figueroa Street
Los Angeles, California 90071

Attention:	Sonja I. Sevcik
Vice President

Re:	Guaranty dated as of May 27, 2004 made by Puget Energy, Inc., GI Acquisition, Inc., Utilx Corporation, Lineal Holdings, Inc., Lineal Industries, Inc., InterCon Construction, Inc., InterCon Construction Trucking, Inc., InterPower Line Services Corporation, Trafford Corporation, Skibeck Pipeline Company, Inc., Skibeck PLC, Inc., Texas Electric Utility Construction Management, L.L.C., Texas Electric Utility Construction, Ltd., Flowers Holding Co., Inc., Flowers Limited Partner, Inc., Flowers Construction Co., L.P., Flowers Management Co., Inc., Chapman Holding Co., Inc., Chapman Construction Co., L.P., Chapman Construction Management Co., Inc., Gill Electric Management, L.L.C., Gill Electric Service, Ltd., B&H Maintenance and Construction, Inc., et al. in favor of the Lenders referred to therein and Union Bank of California, N.A., as Administrative Agent

Ladies and Gentlemen:

        Reference is made to the above-captioned Guaranty (said Guaranty, as in effect on the date hereof and as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, herein called the “Guaranty”). Terms defined in the Guaranty and not otherwise defined herein are used herein as defined therein.

        The undersigned hereby agrees that, as of the date first set forth above, (1) it is a Guarantor under the Guaranty as if it were an original party thereto and (2) each reference in the Guaranty to “Guarantor” also means and is a reference to the undersigned.

        The undersigned hereby absolutely and unconditionally guarantees, jointly and severally with the other Guarantors, the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of the Guaranteed Obligations, in accordance with the terms of the Guaranty.

        The undersigned hereby makes, as of the date of this Guaranty Supplement, each representation and warranty set forth in Section 5 of the Guaranty to the same extent as each other Guarantor and hereby agrees to be bound as a Guarantor by all of the terms and provisions of the Guaranty to the same extent as each other Guarantor.

        THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THE STATE OF CALIFORNIA.

Very truly yours,

[ADDITIONAL GUARANTOR],
a________________________

By:________________________ Name:______________________ Title:_______________________